     As filed with the Securities and Exchange Commission on August 23, 2000
                                                      Registration No. 333-43346

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                              WELLS FARGO & COMPANY
               (Exact name of registrant as specified in charter)

          Delaware                             6712                       41-0449260
(State or other jurisdiction of    (Primary Standard Industrial         (IRS Employer
 incorporation or organization)     Classification Code Number)     Identification Number)

                              Wells Fargo & Company
                              420 Montgomery Street
                         San Francisco, California 94163
                                 (800) 411-4932
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                                Stanley S. Stroup
                  Executive Vice President and General Counsel
                              Wells Fargo & Company
                              420 Montgomery Street
                         San Francisco, California 94163
                                  415-396-6019
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

          Robert J. Kaukol                         J. Kevin Costley
       Wells Fargo & Company                  Lindquist & Vennum P.L.L.P
    1050 17th Street, Suite 120                     4200 IDS Center
      Denver, Colorado 80265                    80 South Eighth Street
          (303) 899-5802                      Minneapolis, MN 55402-2205
                                                    (612) 371-3211

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                        BUFFALO NATIONAL BANCSHARES, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To be held on September 27, 2000

To the Shareholders of Buffalo National Bancshares, Inc.:

     A special meeting of shareholders of Buffalo National Bancshares, Inc. ("Buffalo National") will be held on Wednesday, September 27, 2000, at 9:00 a.m., Buffalo, Minnesota time, at the headquarters of Buffalo National Bancshares, Inc., 101 South 1st Avenue, Buffalo, Minnesota 55313. The purposes of the meeting are to:

     1. Vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of May 24, 2000, by and between Buffalo National and Wells Fargo & Company ("Wells Fargo"), and a related Agreement and Plan of Merger, dated as of August 9, 2000, by and between Buffalo National and Wells Fargo BNB Merger Co., a wholly-owned subsidiary of Wells Fargo, included as Exhibit A to the Agreement and Plan of Reorganization (collectively, the "Merger Agreement"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into Buffalo National (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the proxy statement-prospectus that follows this notice. As a result of the Merger, Wells Fargo will exchange shares of its common stock for all of the outstanding shares of Buffalo National common stock and Buffalo National will become a wholly-owned subsidiary of Wells Fargo.

     2.   Act on any other matters that may properly come before the meeting.

     Only shareholders of record on August 28, 2000 may vote at the special meeting or at any adjournment thereof.

     As described in the proxy statement-prospectus that follows this notice, under Minnesota law, shareholders of Buffalo National are entitled in connection with the Merger to assert dissenters' appraisal rights and receive in cash the fair value of their shares of Buffalo National common stock. A copy of the Minnesota dissenters' appraisal rights statute is attached as Appendix B to the proxy statement-prospectus that follows this notice.

                                            By Order of the Board of Directors

                                            /s/ Mary Ellen Lundsten
                                            Mary Ellen Lundsten
                                            Corporate Secretary
August 28, 2000

--------------------------------------------------------------------------------
Please promptly complete, sign, date and return the enclosed proxy sheet whether or not you plan to attend the meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the Merger Agreement and the Merger. You may still vote in person at the meeting even if you have previously returned your proxy sheet.
--------------------------------------------------------------------------------

        The information in this document is not complete and may change.


                             [Buffalo National logo]


     The board of directors of Buffalo National Bancshares, Inc. has approved the sale of the company to Wells Fargo & Company. The sale requires the approval of Buffalo National's shareholders and will be voted on at a special meeting. The time and place of the meeting are set forth in the notice of special meeting that precedes this proxy statement-prospectus.

     If the sale is completed, Wells Fargo will exchange a total of 530,729 shares of its common stock for all of the outstanding common stock of Buffalo National. Assuming 3,804 shares of Buffalo National common stock are outstanding immediately prior to completion of the sale, Wells Fargo would exchange approximately 139.5187 shares of its common stock for each outstanding share of Buffalo National common stock.

     Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." On August ___, 2000, Wells Fargo common stock closed at $____ a share, making 139.5187 shares of its common stock equal on that date to $_______. The price of Wells Fargo common stock will fluctuate, and it is impossible to predict the price at which Wells Fargo common stock will trade in the future.

     If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share of Wells Fargo common stock.

     The merger is expected to be generally tax free to Buffalo National shareholders except for cash received instead of fractional shares.

     This proxy statement-prospectus provides detailed information about the proposed sale. Please read this entire document carefully. You can find additional information about Wells Fargo from documents filed by Wells Fargo with the Securities and Exchange Commission.

     Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy sheet. If you sign, date and mail your proxy sheet without indicating how you want to vote, your proxy will be voted in favor of the sale. If you fail to return your proxy sheet, the effect will be the same as a vote against the sale.

     Approval of the sale of Buffalo National to Wells Fargo requires the affirmative vote of a majority of the outstanding shares of Buffalo National common stock. No vote of Wells Fargo's stockholders is required to complete the transaction.

     /s/ John M. Lundsten
     John M. Lundsten
     President and Chief Executive Officer

                             -----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Shares of Wells Fargo common stock are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Wells Fargo, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                             -----------------------

                Proxy Statement-Prospectus dated August 28, 2000.
   First mailed to Buffalo National shareholders on or about August 28, 2000.

        The information in this document is not complete and may change.


                             ADDITIONAL INFORMATION

     This proxy statement-prospectus incorporates important business and financial information about Wells Fargo that is not included in or delivered with this document. See "Where You Can Find More Information" on page 66 for a list of the documents that Wells Fargo has incorporated into this proxy statement-prospectus. The documents are available to you without charge upon written or oral request made as follows:

                               Corporate Secretary
                              Wells Fargo & Company
                                  MAC N9305-173
                               Sixth and Marquette
                          Minneapolis, Minnesota 55479
                                 (612) 667-8655

     To obtain documents in time for the special meeting, your request should be received by September 20, 2000.

        The information in this document is not complete and may change.


                               ABOUT THIS DOCUMENT

What is the purpose of this document?

     This document serves as both a proxy statement of Buffalo National and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you by Buffalo National because Buffalo National's board of directors is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed sale of Buffalo National to Wells Fargo. As a prospectus, it's being provided to you by Wells Fargo because Wells Fargo is offering shares of its common stock in exchange for your shares of Buffalo National common stock if the sale is completed.

Do I need to read the entire document?

     Absolutely. Parts of this proxy statement-prospectus summarize information that is presented in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is included as Appendix A.

Is there other information I should consider?

     Yes. Much of the business and financial information about Wells Fargo that may be important to you is not physically included in this document. Instead, this information is incorporated into this document by reference to documents filed by Wells Fargo with the Securities and Exchange Commission (SEC). This means that Wells Fargo may satisfy some of its disclosure obligations to you by referring you to documents filed by it with the SEC. See "Where You Can Find More Information" on page 66 for a list of documents that Wells Fargo has incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

What if there is a conflict between documents?

     You should rely on the most recently filed document. Information in this proxy statement-prospectus may update information contained in the Wells Fargo documents incorporated by reference. Similarly, information in documents that Wells Fargo may file after the date of this proxy statement-prospectus may update information contained in this proxy statement-prospectus or information contained in previously filed documents.

What if I choose not to read the incorporated documents?

     Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in documents filed with the SEC after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

        The information in this document is not complete and may change.


                                TABLE OF CONTENTS

SUMMARY.......................................................................1
   The Merger.................................................................1
   The Companies .............................................................1
   What You Will Receive in the Merger........................................2
   Market Price of Wells Fargo Stock Will Fluctuate...........................2
   Merger Generally Tax Free to Buffalo National Shareholders.................3
   Buffalo National's Board Recommends Approval of the Merger.................3
   Additional Merger Benefits to Buffalo National's Management................3
   Dissenters' Appraisal Rights Available.....................................4
   Surrender of Buffalo National Shares.......................................4
   Buffalo National Special Meeting...........................................4
   Record Date; Vote Required to Approve Merger...............................4
   Merger Requires Regulatory Approvals.......................................5
   Other Conditions to Completing the Merger..................................5
   Termination of the Merger Agreement........................................5
   Your Rights Will Differ as a Wells Fargo Stockholder.......................6
   Wells Fargo Expects to Use Purchase Accounting.............................6
   Wells Fargo Is Heavily Regulated...........................................6
   Financial Modernization Will Increase Competition..........................6
   Forward-Looking Statements May Prove Inaccurate............................6
   Wells Fargo Selected Financial Data........................................7

BUFFALO NATIONAL SPECIAL MEETING..............................................8
   Time and Place of the Meeting..............................................8
   Matters to be Considered at the Meeting....................................8
   Record Date................................................................8
   Outstanding Shares.........................................................8
   Quorum.....................................................................9
   Vote Required..............................................................9
   Share Ownership............................................................9
   Agreement to Vote for the Merger...........................................9
   Voting and Revocation of Proxies...........................................9
   Solicitation of Proxies...................................................10
   Postponement or Adjournment of the Meeting................................10
   Other Matters Considered at the Meeting...................................10

THE MERGER...................................................................11
   Effect of the Merger......................................................11
   Background of and Reasons for the Merger..................................11
   Additional Interests of Buffalo National Management.......................11
   Dissenters' Appraisal Rights..............................................13
   Exchange of Certificates..................................................16
   Regulatory Approvals......................................................17
   Effect of Merger on Buffalo National's Employee Benefit Plans.............18
   U.S. Federal Income Tax Consequences of the Merger........................18
   Support Agreement.........................................................20
   Resale of Wells Fargo Common Stock Issued in the Merger...................20
   Stock Exchange Listing....................................................21
   Accounting Treatment......................................................21

THE MERGER AGREEMENT.........................................................22
   Basic Plan of Reorganization..............................................22
   Representations and Warranties............................................23

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        The information in this document is not complete and may change.


   Certain Covenants.........................................................23
   Conditions to the Merger..................................................27
   Termination of the Merger Agreement.......................................28
   Effect of Termination.....................................................28
   Waiver and Amendment......................................................29
   Expenses..................................................................29

INFORMATION ABOUT WELLS FARGO................................................30
   General...................................................................30
   Management and Additional Information.....................................30
   Information on Wells Fargo's Web Site.....................................31
   Competition...............................................................31

FIRST SECURITY MERGER........................................................32
   The First Security Merger Transaction.....................................32
   About First Security Corporation..........................................32

REGULATION AND SUPERVISION OF WELLS FARGO....................................33
   Introduction..............................................................33
   Regulatory Agencies.......................................................33
   Bank Holding Company Activities...........................................34
   Dividend Restrictions.....................................................35
   Holding Company Structure.................................................35
   Capital Requirements......................................................36
   Deposit Insurance Assessments.............................................38
   Fiscal and Monetary Policies..............................................39
   Privacy Provisions of Gramm-Leach-Bliley Act..............................39
   Future Legislation........................................................40

INFORMATION ABOUT BUFFALO NATIONAL...........................................41
   The Bank..................................................................41
   Legal Proceedings.........................................................41
   Market Price and Dividends................................................41

WELLS FARGO CAPITAL STOCK....................................................43
   Wells Fargo Common Stock..................................................43
   Wells Fargo Preferred Stock...............................................45
   Wells Fargo Rights Plan...................................................45

COMPARISON OF STOCKHOLDER RIGHTS.............................................49
   Authorized Capital Stock..................................................49
   Size of Board of Directors................................................49
   Cumulative Voting.........................................................50
   Classes of Directors......................................................50
   Qualifications of Directors...............................................50
   Filling Vacancies on the Board............................................50
   Removal of Directors......................................................51
   Nomination of Directors for Election......................................51
   Anti-Takeover Provisions..................................................52
   Stockholder Rights Plan...................................................53
   Stockholder Action Without a Meeting......................................53
   Calling Special Meetings of Stockholders..................................53
   Submission of Stockholder Proposals.......................................54
   Notice of Stockholder Meetings............................................54
   Stockholder Vote Required for Mergers.....................................55
   Dividends.................................................................56

        The information in this document is not complete and may change.


   Dissenters' Appraisal Rights..............................................56
   Stockholder Preemptive Rights.............................................57
   Stockholder Class Voting Rights...........................................58
   Indemnification...........................................................58
   Limitations on Directors' Liability.......................................60
   Amendment of Certificate of Incorporation.................................61
   Amendment of Bylaws.......................................................61

PRICE RANGE OF COMMON STOCK AND DIVIDENDS....................................63
   Wells Fargo Share Prices and Dividends....................................63
   Buffalo National Share Prices and Dividends...............................64

EXPERTS......................................................................65

OPINIONS.....................................................................65
   Share Issuance............................................................65
   Tax Matters...............................................................65

WHERE YOU CAN FIND MORE INFORMATION..........................................66
   Registration Statement....................................................66
   Other Wells Fargo SEC Filings.............................................66
   Documents Incorporated by Reference.......................................66
   Documents Available Without Charge........................................67

FORWARD-LOOKING STATEMENTS...................................................69

APPENDIX A    Agreement and Plan of Reorganization (including as Exhibit A the Agreement and Plan of Merger)

APPENDIX B    Minnesota Dissenters' Appraisal Rights Statute

--------------------------------------------------------------------------------
        The information in this document is not complete and may change.


                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 66. Each item in this summary includes a page reference to a more complete description of that item.

The Merger (page 11)

     In the proposed transaction, a Wells Fargo subsidiary will merge with Buffalo National. Buffalo National will survive the merger as a subsidiary of Wells Fargo. Wells Fargo will exchange shares of its common stock for all of the outstanding stock of Buffalo National. After the merger is completed, you will own shares of Wells Fargo common stock and Wells Fargo will own all of the outstanding common stock of Buffalo National.

     The agreement and plan of reorganization, which includes as Exhibit A the agreement and plan of merger, is included in this document as Appendix A. When used in this document, the term "merger agreement" refers to the agreement and plan of reorganization and the agreement and plan of merger together. Please read the merger agreement as it is the document that governs the merger.

The Companies (pages 30 and 41)

     Wells Fargo & Company
     420 Montgomery Street
     San Francisco, California 94163
     (800) 411-4932

     Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At June 30, 2000, Wells Fargo had assets of $234 billion, 7th largest among U.S. bank holding companies.

     Buffalo National Bancshares, Inc.
     101 South 1st Avenue
     Buffalo, Minnesota 55313
     (763) 682-2311

     Buffalo National is a bank holding company whose sole subsidiary is The Buffalo National Bank located in Buffalo, Minnesota. The Buffalo National Bank is a community bank engaged in the general commercial banking business in and around Buffalo, Minnesota. At June 30, 2000, Buffalo National had assets of approximately $111 million and was approximately the 98th largest bank in the state of Minnesota.

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

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        The information in this document is not complete and may change.


What You Will Receive in the Merger (page 22)

     Whole Shares of Wells Fargo Common Stock. If the merger is completed, Wells Fargo will exchange shares of its common stock for shares of Buffalo National common stock. The number of shares of Wells Fargo common stock you will receive for each share of Buffalo National common stock that you own is referred to in this document as the "exchange ratio."

     The exchange ratio will be determined by dividing 530,729 by the number of shares of Buffalo National common stock outstanding immediately before the merger is completed. At August 28, 2000, there were 3,804 shares of Buffalo National common stock outstanding. Assuming that there are 3,804 shares of Buffalo National common stock outstanding as of immediately prior to the merger, Wells Fargo will exchange approximately 139.5187 shares of Wells Fargo common stock for each share of Buffalo National common stock.

     Cash Instead of Fractional Shares. Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. For example, if the exchange ratio is
139.5187 and you own 1,000 shares of Buffalo National common stock, you would receive 139,518 shares of Wells Fargo common stock and cash instead of the fractional share of 0.7.

Market Price of Wells Fargo Stock Will Fluctuate (page 63)

     Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." The following table shows the closing prices of Wells Fargo common stock on May 23, 2000, the day before Wells Fargo and Buffalo National signed the merger agreement, and on August ___, 2000. The table also shows for those dates the implied equivalent value per share of Buffalo National common stock based on an exchange ratio of 139.5187.

                                   Wells Fargo      Implied Value Per Share of
                                  Closing Price    Buffalo National Common Stock
                                  -------------    -----------------------------

May 23, 2000...................      $43.81                  $6,112.31

August __, 2000................      $                       $
                                      -----                   --------

     No adjustments to the exchange ratio will be made to reflect fluctuations in the price of Wells Fargo common stock.

     The following table shows the cash dividends paid per share of Wells Fargo common stock and Buffalo National common stock for the quarters indicated. In July 2000, Buffalo National paid a cash dividend of $187.72 per share of Buffalo National common stock.

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--------------------------------------------------------------------------------
        The information in this document is not complete and may change.


                                         Wells Fargo           Buffalo National
Quarter Ended                           Common Stock             Common Stock
-------------                           ------------             ------------

September 30, 1999................         $0.20                     $37.99
December 31, 1999.................         $0.20                       --
March 31, 2000....................         $0.22                    $197.16
June 30, 2000.....................         $0.22                       --

Merger Generally Tax Free to Buffalo National Shareholders (page 18)

     Buffalo National shareholders generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of Buffalo National common stock for shares of Wells Fargo common stock. Buffalo National shareholders will be taxed on cash they receive instead of fractional shares.

     The tax treatment described above may not apply to every Buffalo National shareholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

     Buffalo National is not obligated to complete the merger unless it receives an opinion of counsel that no gain or loss will be recognized by the holders of Buffalo National common stock upon receipt of Wells Fargo common stock except for cash received instead of fractional shares.

Buffalo National's Board Recommends Approval of the Merger (page 11)

     Buffalo National's board of directors believes that the merger is in the best interests of Buffalo National shareholders and recommends that Buffalo National shareholders approve the merger. Buffalo National's board believes that the merger will provide Buffalo National shareholders with the potential for greater stock value appreciation and greater investment liquidity than if Buffalo National had remained independent.

Additional Merger Benefits to Buffalo National's Management (page 11)

     Buffalo National's directors and executive officers have interests in the merger that are different from yours. These interests include:

     o John M. Lundsten, president and chief executive officer of Buffalo National, has entered an agreement with Wells Fargo and The Buffalo National Bank that provides for his employment by the bank after the merger.

     o A general partnership in which John M. Lundsten holds a 92% ownership interest will enter into certain real estate transactions with The Buffalo National Bank in connection with the merger.

     The board of directors of Buffalo National was aware of these additional interests when it approved the merger agreement.

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

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        The information in this document is not complete and may change.


Dissenters' Appraisal Rights Available (page 13)

     Buffalo National shareholders who dissent from the merger are entitled to receive the fair value in cash of their shares of Buffalo National common stock. To exercise this right, you must follow the procedures outlined in Appendix B, including notifying Buffalo National prior to the merger of your intention to exercise your dissenters' appraisal rights. You must also not vote for the merger. If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted for the merger and you will lose your dissenters' appraisal rights. Also, you may lose your dissenters' appraisal rights if you fail to comply with the other required procedures.

Surrender of Buffalo National Shares (page 16)

     To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your Buffalo National share certificates. After the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

Buffalo National Special Meeting (page 8)

     Buffalo National will hold a special meeting of shareholders at 9:00 a.m., Buffalo, Minnesota time, on September 27, 2000, at the headquarters of Buffalo National, 101 South 1st Avenue, Buffalo, Minnesota 55313. The purposes of the meeting are to:

     1.   Vote on the merger agreement.

     2.   Act on any other matters that may properly come before the meeting.


Record Date; Vote Required to Approve Merger (page 9)

     The record date for the special meeting is August 28, 2000. You can vote at the meeting if you owned Buffalo National common stock at the close of business on that date. On the record date, there were 3,804 shares of Buffalo National common stock outstanding and entitled to vote. You can cast one vote for each share of Buffalo National common stock that you owned on the record date.

     Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Buffalo National common stock entitled to vote at the special meeting. Not voting will have the same effect as voting against the merger. At the record date for the special meeting, Buffalo National's directors and executive officers beneficially owned a total of 2,312 shares of Buffalo National common stock, representing about 61% of the shares entitled to vote at the meeting.

     Included in the 2,312 shares of Buffalo National common stock held by directors and executive officers are 2,278 shares beneficially owned by John M. Lundsten, president and chief executive officer of Buffalo National, representing about 60% of the shares entitled to vote at the meeting. Mr. Lundsten has agreed to vote the shares in favor of the merger.

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        The information in this document is not complete and may change.


Merger Requires Regulatory Approvals (page 17)

     The Board of Governors of the Federal Reserve System must approve the merger before it can be completed. The Federal Reserve Board has not yet approved Wells Fargo's application for approval of the merger. Although Wells Fargo expects that the Federal Reserve Board will approve the merger, it cannot be certain when or if, or on what terms and conditions, the required approvals will be given.

Other Conditions to Completing the Merger (page 27)

     In addition to the receipt of regulatory approval, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

     o    approval of the merger agreement by Buffalo National shareholders;

     o receipt by Buffalo National of an opinion of counsel concerning the tax consequences of the merger;

     o authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger to Buffalo National shareholders;

     o the sale to John M. Lundsten or a trust of two insurance policies on the life of Mr. Lundsten;

     o the effectiveness of the employment and non-compete agreement among Mr. Lundsten, Wells Fargo and The Buffalo National Bank;

     o absence of any court or governmental authority order prohibiting the merger; and

     o material compliance by each party with the terms and provisions of the merger agreement;

     Wells Fargo or Buffalo National may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

Termination of the Merger Agreement (page 28)

     Wells Fargo and Buffalo National can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement without the consent of the other under the following circumstances:

     o    a court or other governmental authority prohibits the merger; or

     o the merger is not completed by February 24, 2001, unless the failure to complete the merger on or before that date is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be performed or observed by the party.

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        The information in this document is not complete and may change.


Your Rights Will Differ as a Wells Fargo Stockholder (page 49)

     Your rights as a Buffalo National shareholder are currently governed by Minnesota law and Buffalo National's articles of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

Wells Fargo Expects to Use Purchase Accounting (page 21)

     Wells Fargo expects to account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Buffalo National. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill.

Wells Fargo Is Heavily Regulated (page 33)

     Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation, among other things, may restrict Wells Fargo's ability to diversify into other areas of financial services, acquire depository institutions in certain states and pay dividends on its stock. It may also require Wells Fargo to provide financial support to one or more of its subsidiary banks, maintain capital balances in excess of those desired by management and pay higher deposit premiums as a result of the deterioration in the financial condition of depository institutions in general.

Financial Modernization Will Increase Competition (page 31)

     Bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. "Financial in nature" includes:

     o    securities underwriting, dealing and market making;

     o    sponsoring mutual funds and investment companies;

     o    insurance underwriting and agency;

     o    merchant banking activities; and

     o activities that the Federal Reserve Board has determined to be closely related to banking.

     Wells Fargo is a financial holding company. Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business.

Forward-Looking Statements May Prove Inaccurate (page 69)

     This proxy statement-prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo. There are a number of factors that may

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

--------------------------------------------------------------------------------
        The information in this document is not complete and may change.


cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described or referenced in "Forward-Looking Statements" on page 69.

Wells Fargo Selected Financial Data

     The following financial information is to aid you in your analysis of the financial aspects of the merger. The Wells Fargo balance sheet data for 1995 through 1999 is derived from Wells Fargo's audited consolidated balance sheets as of December 31, 1999, 1998, 1997 and 1996 and its unaudited financial information for 1995. The Wells Fargo income statement data for 1995 through 1999 is derived from Wells Fargo's audited consolidated statement of income for each of the years in the five-year period ended December 31, 1999. The Wells Fargo income statement and balance sheet data as of and for the six months ended June 30, 2000 and 1999 are derived from Wells Fargo's unaudited financial statements. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo, incorporated by reference into this document. See "Where You Can Find More Information." You should not rely on the information for the six months ended June 30, 2000 as being indicative of the results expected for the entire year.


                             -----------------------

                     Wells Fargo & Company and Subsidiaries
                 (dollars in millions, except per share amounts)

                                         Six Months
                                        Ended June 30,                      Years Ended December 31,
                                       2000        1999        1999        1998        1997        1996        1995
                                       ----        ----        ----        ----        ----        ----        ----
Net interest income                    $4,910      $4,577      $9,355      $8,990      $8,648      $8,222      $5,923
Net income                              2,049       1,815       3,747       1,950       2,499       2,228       1,988
Diluted earnings per share               1.25        1.08        2.23        1.17        1.48        1.36        1.62
Cash dividends per share                0.440       0.385       0.785       0.700       0.615       0.525       0.450
Book value per share                    14.12       12.67       13.44       12.35       11.92       11.66       10.27
Total assets                          234,159     205,421     218,102     202,475     185,685     188,633     122,200
Long-term debt                         26,639      21,268      23,375      19,709      17,335      18,142      16,726

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        The information in this document is not complete and may change.


                        BUFFALO NATIONAL SPECIAL MEETING

     The board of directors of Buffalo National is soliciting proxies from its shareholders for use at a special meeting of Buffalo National shareholders and at any adjournments of the meeting. This proxy statement-prospectus, together with the form of proxy, is expected to be mailed to Buffalo National shareholders on or about August 28, 2000.


Time and Place of the Meeting

     The time and place of the special meeting of Buffalo National shareholders are:

         Wednesday, September 27, 2000
         9:00 a.m., Buffalo, Minnesota time
         101 South 1st Avenue
         Buffalo, Minnesota 55313


Matters to be Considered at the Meeting

     The special meeting of Buffalo National shareholders will be held to:

     1. Vote on a proposal to approve the agreement and plan of reorganization, dated as of May 24, 2000, by and between Buffalo National and Wells Fargo, and a related agreement and plan of merger, dated as of August 9, 2000, by and between Buffalo National and Wells Fargo BNB Merger Co., a wholly-owned subsidiary of Wells Fargo. The agreement and plan of reorganization, which is included as Exhibit A in the agreement and plan of reorganization, is included in this proxy statement-prospectus as Appendix A. When used in this document, the term "merger agreement" refers to the agreement and plan of reorganization and the agreement and plan of merger together. See "The Merger Agreement."

     2.   Act on any other matters that may properly come before the meeting.


Record Date

     Buffalo National's board of directors has established August 28, 2000 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the meeting or at any adjournment of the meeting.


Outstanding Shares

     On August 28, 2000, there were 3,804 shares of Buffalo National common stock outstanding and entitled to vote at the meeting. Each outstanding share is entitled to one vote.


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        The information in this document is not complete and may change.


Quorum

     A quorum consisting of the holders of a majority of the shares of Buffalo National common stock outstanding at the record date must be present in person or represented by proxy for the transaction of business at the special meeting. Shares of Buffalo National common stock present in person at the meeting that are not voted, and shares of Buffalo National common stock for which proxies have been received but that abstain from voting, are counted in determining whether a quorum is present.


Vote Required

     Approval of the merger agreement requires the affirmative vote of a majority of the shares of Buffalo National common stock outstanding at the record date.


Share Ownership

     Directors And Executive Officers Of Buffalo National. At the record date for the meeting, Buffalo National's directors and executive officers beneficially owned a total of 2,312 shares of Buffalo National common stock, representing approximately 60.8 % of the shares of Buffalo National common stock entitled to vote at the special meeting.

     Wells Fargo. At the record date, Wells Fargo and its subsidiaries beneficially owned no shares of Buffalo National common stock.


Agreement to Vote for the Merger

     John M. Lundsten, president and chief executive officer of Buffalo National, has agreed to vote in favor of the merger all shares of Buffalo National common stock beneficially owned by him at the record date for the meeting. At the record date, Mr. Lundsten beneficially owned a total of 2,278 shares of Buffalo National common stock, constituting approximately 59.9% of the shares of Buffalo National common stock entitled to vote at the meeting. See "The Merger--Support Agreement."


Voting and Revocation of Proxies

     All shares of Buffalo National common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted "FOR" the proposal to approve merger agreement.

     You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy, in either case bearing a later date, with the corporate secretary of


                                       9
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        The information in this document is not complete and may change.


Buffalo National before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

     The proposal to approve the merger must be approved by the holders of a majority of the shares of Buffalo National common stock outstanding at the record date. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal, or failing to instruct your broker how to vote shares held for you by the broker, will have the same effect as voting against the proposal.


Solicitation of Proxies

     In addition to solicitation by mail, directors, officers and employees of Buffalo National and its subsidiaries may solicit proxies from Buffalo National shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Buffalo National does not anticipate that anyone will be specifically engaged to solicit proxies or that special compensation will be paid for that purpose, but Buffalo National reserves the right to do so should it conclude that such efforts are necessary or advisable.

     Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Buffalo National will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Postponement or Adjournment of the Meeting

     If an insufficient number of votes for the merger is received before the scheduled meeting date, Wells Fargo and Buffalo National may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.


Other Matters Considered at the Meeting

     If an insufficient number of votes for the merger is received before the scheduled meeting, Buffalo National may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

     Buffalo National's board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Buffalo National.


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        The information in this document is not complete and may change.


                                   THE MERGER

Effect of the Merger

     As a result of the merger:

     o Wells Fargo will exchange shares of its common stock for shares of Buffalo National common stock.

     o Wells Fargo will acquire all of the outstanding common stock of Buffalo National, resulting in Buffalo National becoming a wholly-owned subsidiary of Wells Fargo.

     o Buffalo National shareholders will become Wells Fargo stockholders, with their rights governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws. See "Comparison Of Stockholder Rights."


Background of and Reasons for the Merger

     Buffalo National has agreed to be acquired by Wells Fargo because Buffalo National's board of directors believes that of all publicly traded holding companies, Wells Fargo's style of operations and method of handling customers most closely reflects Buffalo National's style of operations. Consequently, the board of directors concluded that the communities served by Buffalo National will be better served by Wells Fargo than any other publicly traded holding company. Finally, the board of directors believes that Buffalo National shareholders will benefit by becoming shareholders of Wells Fargo which is a company that has more resources to compete in the rapidly changing financial services industry, has more ability to diversify the risk associated with the financial services industry and has increased liquidity due to the fact that Wells Fargo's common stock is publicly traded.


Additional Interests of Buffalo National Management

     Buffalo National's directors and executive officers have interests in the merger that are in addition to their interests as shareholders of Buffalo National generally. Buffalo National's board of directors was aware of these interests and considered them, among other things, when it approved the merger agreement.

     Lundsten Employment Agreement. In connection with the merger agreement, John Lundsten, president and chief executive officer of Buffalo National and its subsidiary bank, The Buffalo National Bank, entered into an employment and non-compete agreement with the bank and Wells Fargo. Under the agreement, Mr. Lundsten will be employed by the bank and will receive an annual salary of $85,000, less taxes and withholding. The term of his employment will begin on the day following the closing date of the merger and end one year later unless terminated earlier as a result of:

     o    Mr. Lundsten's death;


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        The information in this document is not complete and may change.


     o the receipt by Mr. Lundsten of notice of termination from the bank, Wells Fargo or any of Wells Fargo's affiliates arising from:

          o    the commission of a fraudulent or dishonest act by Mr. Lundsten;
               or

          o Mr. Lundsten's violation of the polices of the bank, Wells Fargo or any of Wells Fargo's affiliates or of the Wells Fargo Code of Ethics and Business Conduct;

     o    Mr. Lundsten's voluntary resignation.

     Upon expiration of his employment term or termination of his employment other than because of his voluntary resignation or because of a notice of termination under the two circumstances described above, Mr. Lundsten, or his surviving spouse in the event of his death, will be eligible for a monthly payment for 156 months pursuant to the following schedule:

                Age Attained                     Amount of Payment
                ------------                     -----------------

                     65 or older                       $3,000
                     64                                $2,700
                     63                                $2,400
                     62                                $2,100
                     61                                $1,800

     Mr. Lundsten has agreed that, beginning on May 24, 2000 and ending three years after the closing date of the merger, he will not, by himself or through associates, agents, employees or others, directly or indirectly, do any of the following within the state of Minnesota:

     o engage in the commercial banking or thrift business except on behalf of the bank or any corporation, bank or other entity that controls, is controlled by, or is under common control with the bank, which after completion of the merger will include Wells Fargo and its affiliates;

     o aid or assist anyone in engaging in or entering into the commercial banking or thrift business except on behalf of the bank, Wells Fargo or any of Wells Fargo's affiliates;

     o attempt to divert any business of the bank, Wells Fargo or any of Wells Fargo's affiliates or any business that the bank, Wells Fargo or any of Wells Fargo's affiliates have a reasonable expectation of obtaining by soliciting or contacting for the purpose of establishing a business relationship any customers and/or potential customers of the bank, Wells Fargo or any of Wells Fargo's affiliates;

     o communicate to or use for the benefit of any person, any of the confidential information, trade or business secrets used by the bank, Wells Fargo or any of Wells Fargo's affiliates nor disclose the proprietary methods of conducting the business of the bank, Wells Fargo or any of Wells Fargo's affiliates;

        The information in this document is not complete and may change.

     o establish, open, reestablish or reopen any business substantially the same as all or any part of the business of the bank, Wells Fargo or any of Wells Fargo's affiliates;

     o in any manner become interested directly or indirectly, as employee, owner, partner, stockholder, director, officer or otherwise, in a commercial banking or thrift business except the bank, Wells Fargo or any of Wells Fargo's affiliates, provided, however, that for purposes of this provision, the term "shareholder" does not include any investment in an organization where Mr. Lundsten owns less than 5 % of the stock issued and outstanding;

     o solicit, directly or indirectly, an employee of the bank, Wells Fargo or any of Wells Fargo's affiliates for the purpose of encouraging that employee to leave said employment.

     Sale of Bank Building. BANATCO, a Minnesota general partnership, owns the building used by Buffalo National Bank. One of the conditions of the merger is that BANATCO will sell the bank building to Buffalo National and Buffalo National will sell two unwanted parcels of property to BANATCO immediately after the completion of the merger. The purchase price of these properties will be their fair market value as determined by an appraiser mutually agreed upon by Wells Fargo and Buffalo National. John Lundsten is the general partner of BANATCO, and holds an approximately 92% ownership interest in the partnership.


Dissenters' Appraisal Rights

     Under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (MBCA), shareholders of Buffalo National have the right to dissent from the merger and receive the fair value of their shares of Buffalo National common stock. "Fair value," for this purpose, means the value of the shares immediately before the effective date of the merger. Buffalo National is required by law to notify its shareholders of their dissenters' appraisal rights and to provide them with a copy of Sections 302A.471 and 302A.473. This document and the notice of special meeting that precedes this document constitute such notice. A copy of Sections 302A.471 and 302A.473 is included in this document as Appendix B.

     The following discussion is not a complete statement of the laws pertaining to dissenters' rights under Minnesota law and is qualified in its entirety by the full text of Sections 302A.471 and 302A.473. Any shareholder who wishes to exercise the right to dissent and demand the fair value of such shareholder's shares, or who wishes to preserve the right to do so, should review the following discussion and Appendix B carefully. You will lose your dissenters' rights of appraisal if you do not comply with procedural requirements for exercising these rights.

     A holder of Buffalo National common stock wishing to exercise the right to demand the fair value of such shareholder's shares must first file, before the vote of shareholders is taken at the special meeting, a written notice of intent to demand the fair value of such shareholder's shares and must, in addition, not vote in favor of the merger agreement. A vote against the merger agreement, whether in person or by proxy, will not in and of itself satisfy the requirement of a written notice of intent to demand the fair value of a shareholder's common stock.

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        The information in this document is not complete and may change.


     A demand for fair value must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the certificate or certificates representing such shareholder's shares. If the common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, the agent is acting as agent for the record owner.

     A record owner who holds shares as a nominee for others, such as a broker, may demand fair value of the shares held for all, or fewer than all, of the beneficial owners of such shares. In such a case, the written demand should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of the record owner. A beneficial owner of common stock who is not the record owner may assert dissenters' rights with respect to shares held on behalf of the beneficial owner if the beneficial owner submits to Buffalo National at the time of or before the assertion of dissenters' rights a written consent of the record owner of the shares. From that point forward, Buffalo National will treat the beneficial owner in the same fashion as a record shareholder.

     Buffalo National shareholders who elect to exercise dissenters' rights and demand fair value should mail (by certified or registered mail) or deliver their written demand to Buffalo National Bancshares, Inc., 1804 Hillside Lane, Buffalo, Minnesota 55313. Such written demand should specify the shareholder's name and mailing address, the number of shares owned, and that the shareholder is thereby demanding the fair value of such shareholder's shares.

     After the effective date of the merger, Buffalo National will cause to be mailed to each shareholder of Buffalo National who has properly asserted dissenters' rights a notice that contains the following:

     o the address to which a demand for payment and stock certificates must be sent in order to receive payment and the date by which they must be received;

     o a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and

     o another copy of Sections 302A.471 and 302A.473, together with a brief description of these sections.

     To receive the fair value of common stock a dissenting shareholder must demand payment and deposit the certificates representing such shares within 30 days after the notice is given.

     After Buffalo National receives a valid demand for payment, it will cause to be remitted to each dissenting shareholder who has properly asserted dissenters' appraisal rights the fair value of the shares of Buffalo National common stock with interest at the judgment rate computed from the effective date of the merger. Such payment will be accompanied by:

        The information in this document is not complete and may change.


     o Buffalo National's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the merger, together with the latest available interim financial statements;

     o an estimate of the fair value of the shares and a brief description of the method used to reach the estimate; and

     o additional copies of Sections 302A.471 and 302A.473 along with a brief description of the procedure to be followed to demand the supplemental payment discussed below.

     If Buffalo National fails to remit payment within 60 days after receiving shares from a dissenting shareholder, it will be obligated to return any certificates for such shares to the dissenting shareholder.

     If a dissenting shareholder believes that the amount remitted by Buffalo National is less than the fair value of the shares plus interest, such dissenting shareholder may give written notice to Buffalo National of such shareholder's own estimate of the fair value for the shares plus interest and demand a supplemental payment for the difference. Any written demand for supplemental payment must be made within 30 days after Buffalo National has mailed its original remittance. Otherwise, the dissenting shareholder is entitled only to the amount remitted by Buffalo National.

     Within 60 days after receiving a demand for supplemental payment, Buffalo National must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting shareholder and Buffalo National) or file a petition in the state courts of Minnesota requesting that the court determine the fair value of the shares plus interest. Any petition so filed must name as parties all dissenting shareholders who have demanded supplemental payments and who have been unable to reach an agreement with Buffalo National concerning the fair value of their shares. Buffalo National must, after filing the petition, serve all parties with the summons and a copy of the petition under the rules of civil procedure. Non-resident parties may be served by registered or certified mail, or by publication as provided by law. Unless otherwise provided, the rules of civil procedure apply to the proceeding. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend the amount of fair value of the shares. The jurisdiction of the court is plenary and exclusive, and the fair value as determined by the court is binding on all shareholders, wherever located. A dissenting shareholder, if successful, is entitled to a judgment in cash for the amount by which the fair value of such shareholder's shares as determined by the court exceeds the amount originally remitted by Buffalo National, but will not be liable to Buffalo National for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

     Generally, the costs and expenses associated with a court proceeding to determine the fair value of the shares will be borne by Buffalo National, unless the court finds that a dissenting shareholder has demanded supplemental payment in a manner which is arbitrary, vexatious, or not in good faith. Similar costs and expenses may also be assessed in instances where Buffalo National has failed to comply with the procedures in Section 302A.473 pertaining to dissenters' rights discussed above. The court may, in its discretion, award attorneys' fees to an attorney representing dissenting shareholders out of any amount awarded to such dissenters.

        The information in this document is not complete and may change.


     Failure to follow the steps required by Section 302A.473 for asserting dissenters' rights may result in the loss of a shareholder's rights to demand the fair value of such shareholder's shares of common stock. Shareholders considering seeking appraisal should realize that the fair value of their shares, as determined under Section 302A.473 in the manner outlined above, could be more than, the same as, or less than the value of the Wells Fargo common stock they would be entitled to as a result of the merger if they did not seek appraisal of their shares.


Exchange of Certificates

     After completion of the merger, Wells Fargo Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of Buffalo National common stock a form of letter of transmittal, together with instructions for the exchange of the holder's Buffalo National stock certificates for a certificate representing Wells Fargo common stock.

     Buffalo National shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

     No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of Buffalo National common stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

     A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for Buffalo National common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

     After completion of the merger, no transfers will be permitted on the books of Buffalo National. If, after completion of the merger, certificates for Buffalo National common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

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        The information in this document is not complete and may change.


     None of Wells Fargo, Buffalo National, the exchange agent or any other person will be liable to any former holder of Buffalo National common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.


Regulatory Approvals

     The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act that is proposing to acquire another bank holding company. Wells Fargo will file an application with the Federal Reserve Board requesting approval of the merger. Copies of the application will be provided to the U.S. Department of Justice and other governmental agencies. The application will describe the terms of the merger, the parties involved, the activities to be conducted by Wells Fargo as a result of the merger, the source of funds for the merger and provides other financial and managerial information. In evaluating the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the merger. Among other things, the Federal Reserve Board will evaluate the capital adequacy of Wells Fargo before and after completion of the merger and Wells Fargo's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of its subsidiaries banks, under the Community Reinvestment Act of 1977.

     The Federal Reserve Board may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve Board may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

     Applicable federal law provides for the publication of notice and public comment on the application filed by Wells Fargo with the Federal Reserve Board. Under current law, the merger may not be completed until the Federal Reserve Board has approved the merger.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Buffalo National shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

     Wells Fargo and Buffalo National are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and Buffalo National intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

        The information in this document is not complete and may change.


     The merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement--Conditions to the Merger" and "--Termination of the Merger Agreement."


Effect of Merger on Buffalo National's Employee Benefit Plans

     Persons who are regular or part time (but not flexible) employees of Buffalo National or any Buffalo National subsidiary ("eligible employees") may participate in the employee welfare plans of Wells Fargo specified in the merger agreement, subject to any eligibility requirements applicable to such plans. Eligible employees will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the merger.

     Eligible employees may participate in the Wells Fargo 401(k) plan, subject to any eligibility requirements applicable to the plan. Eligible employees will participate in the Wells Fargo cash balance plan, subject to any eligibility requirements applicable to the plan. Wells Fargo will not recognize past service with Buffalo National or any of its subsidiaries for any purpose under the cash balance plan. As a result, eligible employees will begin participation in the cash balance plan as new employees.


U.S. Federal Income Tax Consequences of the Merger

     The following is a summary of the anticipated material U.S. federal income tax consequences of the merger to Buffalo National shareholders who hold Buffalo National common stock as a capital asset. The summary is based on the U.S tax code, regulations under the U.S. tax code, administrative rulings and court decisions, as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger. In particular, this summary may not address U.S. federal income tax considerations applicable to you if you are a Buffalo National shareholder subject to special treatment under U.S. federal income tax law, including, for example:

     o    foreign persons;

     o    financial institutions;

     o    securities dealers;

     o securities traders who elect to apply a mark-to-market method of accounting;

     o    insurance companies;

     o    tax-exempt entities;

     o holders who acquired their shares of Buffalo National common stock through exercise of an employee stock option or right, or otherwise as compensation; and


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     o    holders who hold Buffalo National common stock as part of a hedge, straddle, conversion or constructive sale transaction.

     Also, this document does not provide information about the tax consequences of the merger under applicable foreign, state or local laws or under any federal laws other than those relating to the income tax.

     You are urged to consult your tax advisors about the particular consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

     In connection with the filing with the SEC of the registration statement containing this document, the law firm of Lindquist & Vennum P.L.L.P. has delivered to Wells Fargo and Buffalo National an opinion addressing the material U.S. federal income tax consequences of the merger. This opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion. In rendering this opinion, Lindquist & Vennum P.L.L.P required and relied upon factual representations contained in certificates of officers of Wells Fargo and Buffalo National. The opinion is to the effect that, for U.S. federal income tax purposes:

     o    the merger will constitute a reorganization within the meaning of
          Section 368(a) of the U.S. tax code;

     o no gain or loss will be recognized by the holders of Buffalo National common stock upon receipt of Wells Fargo common stock, except with respect to cash received instead of fractional shares of Wells Fargo common stock;

     o the basis of Wells Fargo common stock received, including fractional shares deemed received and redeemed as described below, by the shareholders of Buffalo National will be the same as the basis of the Buffalo National common stock exchanged therefor; and

     o the holding period of shares of Wells Fargo common stock received, including fractional shares deemed received and redeemed as described below, by the shareholders of Buffalo National will include the holding period of the Buffalo National common stock, provided that the shares of Buffalo National common stock were held as a capital asset as of the effective time of the merger.

     Buffalo National will not be required to complete the merger unless it receives an additional opinion of Lindquist and Vennum P.L.L.P., dated the closing date of the merger, based on the facts and assumptions stated in that opinion, substantially to the same effect as the opinion described above.

     None of the tax opinions delivered or to be delivered to the parties in connection with the merger as described in this document are binding on the Internal Revenue Service or the courts, and Buffalo National does not intend to request a ruling from the Internal Revenue Service with respect to the merger.

     If you receive cash instead of a fractional share interest in Wells Fargo common stock, you will be treated as having received that fractional share interest and then as having received the cash in redemption of the fractional share interest. In most cases, you should recognize capital gain or loss for U.S. federal


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income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of Buffalo National common stock allocable to the fractional share interest. This capital gain or loss would be a long-term capital gain or loss if the holding period for the fractional share interest in Wells Fargo common stock (determined as described above) is greater than one year at the effective time of the merger.

     Payments related to Buffalo National common stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to you, or another payee, if you or the payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to Wells Fargo and the exchange agent that you or the payee is exempt from backup withholding.


Support Agreement

     At the same time that the merger agreement was signed, John M. Lundsten, president and chief executive officer of Buffalo National, entered into an individual support agreement with Wells Fargo. Under the support agreement, Mr. Lundsten agreed, among other things:

     o to vote in favor of the merger all shares of Buffalo National common stock owned by him at the record date for any meeting of shareholders of Buffalo National called to consider and vote on the merger;

     o not to sell or transfer any shares of Buffalo National common stock held by him except (a) pursuant to the merger, or (b) with Wells Fargo's prior written consent;

     o not to solicit any inquiries or proposals or enter into any discussions, negotiations or agreements relating to a business combination, merger or consolidation of Buffalo National with any person other than Wells Fargo; and

     o not to vote in favor of any business combination, merger or consolidation of Buffalo National with any person other than Wells Fargo.

     At the record date for the special meeting, Mr. Lundsten beneficially owned a total of 2,278 shares of Buffalo National common stock, representing approximately 59.9% of the shares of Buffalo National common stock entitled to vote at the special meeting.


Resale of Wells Fargo Common Stock Issued in the Merger

     The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to Buffalo National shareholders who are considered to be "affiliates" of Buffalo National or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% shareholders and other persons with the power to direct the management and policies of the company in question.


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     Affiliates of Buffalo National may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling shareholder complies with certain volume and manner of sale restrictions.

     Buffalo National has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of Buffalo National that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

     This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of Buffalo National.


Stock Exchange Listing

      The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to Buffalo National's obligation to complete the merger.


Accounting Treatment

     Wells Fargo will account for the merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Buffalo National. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Buffalo National's operations after the merger.


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                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the merger agreement. A copy of the merger agreement is attached to this proxy statement-prospectus as Appendix A and is incorporated by reference into this proxy statement-prospectus. This summary is qualified in its entirety by reference to the full text of the merger agreement. Buffalo National shareholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the merger agreement.


Basic Plan of Reorganization

      The merger agreement provides that a wholly-owned subsidiary of Wells Fargo will merge by statutory merger with and into Buffalo National, with Buffalo National as the surviving corporation. (paragraph 1(a))

     Exchange of Wells Fargo Shares for Buffalo National Shares. Under the merger agreement, each share of Buffalo National common stock outstanding immediately before the merger, other than shares as to which statutory dissenters' appraisal rights have been exercised, is to be converted into the right to receive the number of shares of Wells Fargo common stock determined by dividing 530,729 by the number of shares of Buffalo National common stock then outstanding. (paragraph 1(a))

     No adjustment will be made to the number of shares of Wells Fargo common stock you will receive for your shares of Buffalo National common stock to reflect fluctuations in the price of Wells Fargo common stock.

     Adjustments for Changes in Capitalization. If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (paragraph 1(b))

     Cash Instead of Fractional Shares. If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average closing prices of a share of Wells Fargo common stock on the New York Stock Exchange as reported by Bloomberg for each of the five consecutive trading days ending on the day immediately preceding the special meeting of Buffalo National shareholders at which the shareholders will vote on the merger agreement. (paragraph 1(c))

     Effective Date and Time of the Merger. The effective date of the merger will be the day on which articles of merger are filed with and accepted by the Minnesota Secretary of State. The merger agreement provides that articles of merger will be filed within 10 business days after the satisfaction or waiver of all conditions to the merger or on such other date as Wells Fargo and Buffalo National may agree. See


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"Conditions To The Merger." The effective time of the merger will be 11:59 p.m., central daylight time, on the effective date of the merger. (paragraph 1(d))


Representations and Warranties

     The merger agreement contains various representations and warranties by Wells Fargo and/or Buffalo National concerning, among other things (paragraphs 2 and 3):


     o    corporate organization, standing and authority;

     o    subsidiaries;

     o    capitalization;

     o    corporate authority and action;

     o compliance of the merger agreement with, and the need for consent or approval under applicable law and contracts and organizational documents;

     o    governmental and third party consents and approvals;

     o financial statements and filings with the SEC and other governmental agencies;

     o filing of tax returns, payment of taxes and absence of certain tax proceedings;

     o    absence of material changes in business since December 31, 1999;

     o    contracts and commitments;

     o    absence of pending or threatened litigation;

     o    insurance;

     o    compliance with laws;

     o    labor matters;

     o    employee benefit plans;

     o    information provided for inclusion in this document;

     o    absence of any obligation to register securities;

     o    absence of brokerage or finder's fees;

     o    proper administration of fiduciary accounts;

     o    absence of default on material agreements; and

     o    absence of certain environmental liabilities.


Certain Covenants

     The merger agreement has a number of covenants and agreements that govern the actions of Buffalo National and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.


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Conduct of Business

     Buffalo National

          Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, Buffalo National and each Buffalo National subsidiary will:

          o    maintain its corporate existence in good standing;

          o    maintain the general character of its business;

          o    conduct its business in the ordinary and usual manner;

          o extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files, except that it will not, without the prior written consent of Wells Fargo, which consent will be deemed waived under certain specified circumstances, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior the merger agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $250,000;

          o maintain proper business and accounting records in accordance with generally accepted principles;

          o maintain its properties in good repair and condition, with the exception of ordinary wear and tear;

          o maintain in all material respects presently existing insurance coverage;

          o use its best efforts to preserve its business organization in tact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

          o use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the merger;

          o comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Buffalo National and each Buffalo National subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Buffalo National and its subsidiaries taken as a whole; and

          o permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries' books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business (paragraph 4(a))


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          Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, Buffalo National and each Buffalo National subsidiary will not:

          o amend or otherwise change its articles of incorporation or association or bylaws;

          o issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except that Buffalo National may issue shares of Buffalo National common stock upon exercise of stock options;

          o authorize or incur any long-term debt (other than deposit liabilities);

          o mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

          o enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the merger agreement;

          o make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less;

          o amend or terminate any specified employee benefit plans except as required by law or the terms of the merger agreement;

          o make any contributions to any specified employee benefit plan except as required by the terms of the plan in effect as of the date of the merger agreement;

          o declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a Buffalo National subsidiary's board of directors in accordance with applicable law and regulation, provided that Buffalo National may make distributions in an amount equal to the sum of $734,105 plus Buffalo National's "2000 Pre-Close Net Income" (as defined in the merger agreement), but excluding from such 2000 Pre-Close Net Income certain items specified in the merger agreement;

          o redeem, purchase or otherwise acquire any capital stock of Buffalo National;

          o increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans, agreements and practices and except as permitted under the merger agreement;


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          o    sell or otherwise dispose of any shares of capital stock of any
               Buffalo National subsidiary; or

          o sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business. (paragraph 4(b))

     Wells Fargo

          Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

     Competing Transactions. Neither Buffalo National or any Buffalo National subsidiary nor any director, officer, representative or agent of Buffalo National or any Buffalo National subsidiary may, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to:

     o purchase its common stock, any security convertible into its common stock, or any other equity security of Buffalo National or any of its subsidiaries;

     o make a tender or exchange offer for any shares of its common stock or other equity security of Buffalo National or any of its subsidiaries;

     o purchase, lease or otherwise acquire the assets of Buffalo National or any of its subsidiaries except in the ordinary course of business; or

     o merge, consolidate or otherwise combine with Buffalo National or any of its subsidiaries.

     Buffalo National and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

     Other Covenants. The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this document, access to information, and the listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, Buffalo National has agreed to

     o establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of Buffalo National's business after the merger; and

     o use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of Buffalo National who may reasonably be deemed an "affiliate" of Buffalo National within the meaning of such term as used in Rule 145 of the


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          Securities Act. (paragraphs 4(l) and 4(m) and Exhibit B) See "The
          Merger--Resale of Wells Fargo Common Stock Issued in the Merger."


Conditions to the Merger

     Under the merger agreement, various conditions are required to be met before Wells Fargo or Buffalo National is obligated to complete the merger. These conditions are customary and include such items as:

     o the continued accuracy of the other party's representations and warranties;

     o the performance by the other party of its obligations under the merger agreement;

     o the receipt of shareholder and regulatory approval, and expiration of all applicable waiting and appeal periods;

     o    the absence of any order restraining or enjoining the merger; and

     o subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have a material adverse effect on the other party.

     Various additional conditions must be met before Buffalo National is obligated to complete the merger, including:

     o the listing on the New York and Chicago Stock Exchanges of the Wells Fargo common stock to be delivered to Buffalo National shareholders;

     o the receipt by Wells Fargo of all securities law or blue sky authorizations necessary to complete the merger; and

     o    the receipt by Buffalo National of a favorable tax opinion.

     Also, various additional conditions must be met before Wells Fargo is obligated to complete the merger, including:

     o the receipt by Buffalo National and each Buffalo National subsidiary of all material consents or waivers from third parties to loan agreements, leases or other contracts required to complete the merger;

     o the total number of shares of Buffalo National common stock outstanding and subject to issuance upon exercise, assuming for this purpose that phantom shares and other share-equivalents constitute Buffalo National common stock, of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not exceed 3,804;

     o the resignation of each member of Buffalo National's board of directors;


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     o    the absence of any revocation by Buffalo National or its shareholders of Buffalo National's S Corporation election, and the absence of any action that would result in termination of such S Corporation election;

     o the sale by Buffalo National Bank to John M. Lundsten (or a trust) of two life insurance policies on Mr. Lundsten for an amount equal to the aggregate cash value of the policies on the date of sale;

     o the effectiveness of the employment and non-competition agreement among Buffalo National Bank, Wells Fargo and John M. Lundsten; and

     o the amendment of Buffalo National's articles of incorporation to eliminate any preemptive rights with respect to the merger, and the amendment of Buffalo National's bylaws to provide that Article 11 of the bylaws will not apply to the merger.

     Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)


Termination of the Merger Agreement

     Wells Fargo and Buffalo National can mutually agree to terminate the merger agreement at any time before completion of the merger. (paragraph 9(a)(i) Also, either Wells Fargo or Buffalo National can terminate the merger agreement without the consent of the other if any of the following occurs:

     o The merger has not been completed by February 24, 2001, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party; or

     o A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(ii) and (iii))


Effect of Termination

     Generally, if either party terminates the merger agreement, it becomes void without any liability to either party other than for willful and material breaches of representations or warranties, or willful and material failure in performance of covenants, agreements, duties or obligations arising under the merger agreement. The provisions of the merger agreement governing confidential information and expenses incurred in connection with the merger continue in effect after termination of the merger agreement. (paragraph 9(b))


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Waiver and Amendment

     Either Wells Fargo or Buffalo National may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (paragraph 16)

     Wells Fargo and Buffalo National can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after Buffalo National shareholders approve the merger if the amendment would change in a manner adverse to Buffalo National shareholders the consideration to be received by Buffalo National shareholders in the merger. (paragraph 17)


Expenses

     Wells Fargo and Buffalo National will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)


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                          INFORMATION ABOUT WELLS FARGO


General

     Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

     At June 30, 2000, Wells Fargo had consolidated total assets of $234.2 billion, consolidated total deposits of $146.4 billion and stockholders' equity of $23.1 billion. Based on assets at June 30, 2000, Wells Fargo was the 7th largest commercial banking organization in the United States.

     Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

     Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Wells Fargo--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

     Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.


Management and Additional Information

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1999. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. Buffalo National shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."


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Information on Wells Fargo's Web Site

     Information on the Internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this proxy statement-prospectus.


Competition

     The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as securities firms and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business. See "Financial Modernization" below. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


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                              FIRST SECURITY MERGER

     The following information describes the pending merger transaction between Wells Fargo & Company and First Security Corporation. Wells Fargo will acquire First Security as a result of the transaction. The description is not complete and is qualified in its entirety by reference to the more detailed information contained in Wells Fargo's Current Report on Form 8-K, dated as of April 9, 2000 and filed on April 12, 2000, and to the First Security merger agreement and option agreement filed as exhibits to Wells Fargo's Schedule 13D, dated and filed as of April 19, 2000. The Form 8-K and the First Security merger agreement and option agreement are incorporated herein by reference.


The First Security Merger Transaction

     On April 9, 2000, Wells Fargo and First Security entered into a merger agreement that provides for the merger of a wholly-owned subsidiary of Wells Fargo into First Security, with First Security surviving as a wholly-owned subsidiary of Wells Fargo. If the First Security merger is completed, each outstanding share of First Security common stock will be converted into 0.355 of a share of Wells Fargo common stock. Wells Fargo expects to issue approximately
71.6 million shares of its common stock in the First Security merger, representing approximately 4.4% of Wells Fargo common stock outstanding as of March 31, 2000. First Security has granted Wells Fargo an option exercisable, in whole or in part, upon the occurrence of specified conditions, to purchase up to 19.9% of the outstanding shares of First Security common stock.

     The First Security merger is subject to a number of conditions, including approvals by First Security stockholders and regulatory agencies. No vote of Wells Fargo stockholders is required to complete the First Security merger. Wells Fargo expects to complete the First Security merger by the end of 2000 and to account for the transaction as a pooling of interests. Wells Fargo cannot guarantee when or if the merger with First Security will be completed.


About First Security Corporation

     First Security is the nation's oldest multistate bank holding company and is the parent corporation for First Security Bank, N.A. and several other banking subsidiaries and subsidiaries that engage in banking-related services. First Security is headquartered in Salt Lake City, Utah. Through its subsidiaries, First Security operated over 300 banking stores in the state of California, Idaho, Nevada, New Mexico, Oregon, Utah and Wyoming as of June 30, 2000. At that date, First Security had assets of $22.5 billion, deposits of $13.2 billion and stockholders' equity of $1.7 billion. Spencer F. Eccles, chairman and chief executive officer of First Security, is expected to be elected as a director of Wells Fargo upon completion of the First Security merger.

     You may find more information about First Security from its reports filed with the SEC under SEC file number 001-06906.

        The information in this document is not complete and may change.


                    REGULATION AND SUPERVISION OF WELLS FARGO

     To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.


Introduction

     Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

     As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

     Additional information about the regulation and supervision of Wells Fargo is contained in Wells Fargo's annual and quarterly reports filed with the SEC. See "Where You Can Find More Information."


Regulatory Agencies

     Bank Holding Company. Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 (the Bank Holding Company Act) and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act. As of March 13, 2000, Wells Fargo became a financial holding company under the Bank Holding Company Act.

     Subsidiary Banks. Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC). Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by banking departments of the states where they are chartered.

     Nonbank Subsidiaries. Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state

        The information in this document is not complete and may change.


securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.


Bank Holding Company Activities

     "Financial in Nature" Requirement. As a bank holding company that has elected also to become a financial holding company pursuant to the Bank Holding Company Act, Wells Fargo may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or are incidental or complementary to activities that are financial in nature. "Financial in nature" activities include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board determines from time to time to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company that is not also a financial holding company is limited to engaging in banking and such other activities as determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     No Federal Reserve Board approval is required for Wells Fargo to acquire a company (other than a bank holding company, bank or savings association) engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. Prior Federal Reserve Board approval is required before Wells Fargo may acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of a bank holding company, bank or savings association.

     If any subsidiary bank of Wells Fargo ceases to be "well capitalized" or "well managed" under applicable regulatory standards, the Federal Reserve Board may, among other actions, order Wells Fargo to divest the subsidiary bank. Alternatively, Wells Fargo may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of Wells Fargo receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, Wells Fargo will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

     Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

     The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States were permitted for a period of time to opt out of the interstate merger authority provided by the Riegle-Neal Act and, by doing so, prohibit interstate mergers in the state. Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in

        The information in this document is not complete and may change.


question has opted out of the Riegle-Neal Act. Banks are also permitted to acquire and to establish de novo branches in other states where authorized under the laws of those states.

     Regulatory Approval. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.


Dividend Restrictions

     Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank are limited to the lesser of the bank's undivided profits and the bank's retained net income for the current year plus its retained net income for the preceding two years (less any required transfers to capital surplus) up to the date of any dividend declaration in the current calendar year. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

     Before Wells Fargo Bank, National Association can declare dividends in 2000 without the prior approval of the OCC, it must have net income of approximately $500 million plus an amount equal to or greater than the dividends declared in 2000. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association will likely be required to obtain the prior approval of the OCC before it declares any dividends in 2000.

     Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.


Holding Company Structure

     Transfer of Funds from Banking Subsidiaries. Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Moreover, loans and extensions of credit

        The information in this document is not complete and may change.


to affiliates generally are required to be secured in specified amounts. A bank's transactions with its nonbank affiliates are also generally required to be on arm's-length terms.

     Source of Strength Doctrine. Under current Federal Reserve Board policy, Wells Fargo is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support could be required at times when Wells Fargo might not have the resources to provide it. In addition, the OCC may order the pro rata assessment of Wells Fargo if the capital of one of its national bank subsidiaries were to become impaired. If Wells Fargo failed to pay the assessment within three months, the OCC could order the sale of its stock in the national bank subsidiary to cover the deficiency.

     Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Depositor Preference. The Federal Deposit Insurance Act (FDI Act) provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo, with respect to any extensions of credit they have made to such insured depository institution.

     Liability of Commonly Controlled Institutions. All of Wells Fargo's banks are insured by the FDIC. FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.


Capital Requirements

         General. Wells Fargo is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the OCC and the FDIC on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

        The information in this document is not complete and may change.


              Core ("Tier 1")                    Supplementary ("Tier 2")            Market Risk ("Tier 3")
                   Capital                              Capital                               Capital
                   -------                              -------                               -------
    o    Common equity                       among other items:                   o    qualifying unsecured
                                                                                       subordinated debt
    o    Retained earnings                   o    perpetual preferred stock
                                                  not meeting the Tier 1
    o    Qualifying noncumulative                 definition
         perpetual preferred stock
                                             o    qualifying mandatory
    o    a limited amount of qualifying           convertible securities
         cumulative perpetual preferred
         stock at the holding company        o    qualifying subordinated debt
         level
                                             o    allowances for loan and
    o    minority interests in equity             lease losses, subject to
         accounts of consolidated                 limitations
         subsidiaries

    o    less goodwill, most
         intangible assets and
         certain other assets


     Wells Fargo, like other bank holding companies, currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At June 30, 2000, Wells Fargo met both requirements, with Tier 1 and total capital equal to 7.0% and 10.9% of its respective total risk-weighted assets.

     Federal Reserve Board, FDIC and OCC rules require Wells Fargo to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points (one to two percentage points) if the holding company does not meet these requirements. Wells Fargo's leverage ratio at June 30, 2000 was 6.3%.

     The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board

        The information in this document is not complete and may change.


has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

     Wells Fargo's banking subsidiaries are subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks meet all capital requirements to which they are subject.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described under " --Federal Deposit Insurance Corporation Improvement Act of 1991."

     Federal Deposit Insurance Corporation Improvement Act of 1991. The Federal Deposit Insurance Corporation Improvement Act of 1991 (the FDICIA), among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. The FDICIA generally prohibits a bank from paying any dividend or making any capital distribution or paying any management fee to its holding company if the bank would thereafter be undercapitalized. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

     As of June 30, 2000, Wells Fargo believes that each of its significant bank subsidiaries was well capitalized, based on the prompt corrective action ratios and guidelines described above. A bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.


Deposit Insurance Assessments

     Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

        The information in this document is not complete and may change.


     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

     All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the second quarter of 2000 at approximately $.021 per $100 annually for BIF-assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC's insurance funds and do not vary depending on a depository institution's capitalization or supervisory evaluations.

     FDIC-insured depository institutions pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund.

Fiscal and Monetary Policies

     Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.


Privacy Provisions of Gramm-Leach-Bliley Act

     Under the Gramm-Leach-Bliley Act ("GLB Act"), federal banking regulators are required to adopt rules that will limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations will require disclosure of privacy policies to consumers and, in some circumstances, will allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. Federal banking regulators issued final rules May 10, 2000. The rules are effective November 13, 2000, but compliance is optional until July 1, 2001. The

        The information in this document is not complete and may change.


privacy provisions of the GLB Act will affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. It is not possible at this time to assess the impact of the privacy provisions on Wells Fargo's financial condition or results of operations.


Future Legislation

     Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of Wells Fargo and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Wells Fargo cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of Wells Fargo or any of its subsidiaries.

        The information in this document is not complete and may change.


                       INFORMATION ABOUT BUFFALO NATIONAL

     Buffalo National Bancshares, Inc. is a Minnesota corporation with its corporate headquarters in Buffalo, Minnesota. Buffalo National is a registered bank holding company that holds 100% of the outstanding stock of The Buffalo National Bank, Buffalo, Minnesota. At June 30, 2000, Buffalo National had consolidated total assets of approximately $111,000,000, consolidated deposits of approximately $92,228,000, and shareholders equity of approximately $13,258,000.

     Buffalo National derives its revenues from cash dividends paid by The Buffalo National Bank. Dividend payments by the bank are determined after consideration of the bank's earnings, deposit growth and capital requirements.


The Bank

     The Buffalo National Bank is a national banking association with its main office located at 101 South First Avenue, Buffalo, Minnesota, a branch office located at the Cub Foods store located on Highway 55 in Buffalo, an auto bank located on First Street South, and an operation center located on First Street South, all in Buffalo, Minnesota. The bank serves a wide range of commercial and consumer borrowing needs within its market, including retail, commercial, corporate and mortgage banking services. The bank competes primarily in the Buffalo market area. The bank competes with numerous financial institutions in its market area, including commercial banks, savings and loan associations, savings banks, mortgage companies, commercial bank loan production offices, insurance companies, consumer finance companies and credit unions.


Legal Proceedings

     In the normal course of its business, the bank is from time to time involved in legal proceedings. The bank's management is not aware of any pending or threatened legal proceeding which, upon resolution, would have a material adverse affect on its financial condition or results of operations.


Market Price and Dividends

     There is no active trading market for Buffalo National common stock. As of the record date for the special meeting, there were a total of 3,804 shares of Buffalo National common stock outstanding held by 13 persons. Buffalo National paid dividends in July 1999 of $144,552.00; in February 2000, dividends of $749,996.64; and, in July 2000, dividends of $714,086.88. The following table shows as of the record date for the special meeting the number of shares of Buffalo National common stock beneficially owned by each director and officer of Buffalo National and by each person known by Buffalo National to be the beneficial owner of more than 5% of the outstanding shares of Buffalo National common stock.

        The information in this document is not complete and may change.

---------------------------------------------------------------------------------------------------------------------

                                                                 Number of Shares of Stock        Percent of Total
                                 Address of Executive Officer        Beneficially Owned          Outstanding Shares
       Name of Director                and Shareholder
---------------------------------------------------------------------------------------------------------------------

John M. Lundsten                1804 Hillside Lane                                     2,278                   58.92%
                                Buffalo, MN 55313
---------------------------------------------------------------------------------------------------------------------

Mary Ellen Lundsten             1804 Hillside Lane                                        34                     .88%
                                Buffalo, MN 55313
---------------------------------------------------------------------------------------------------------------------

Kay A. Strand                   20001 Highway 71 NE                                    1,232                   31.87%
                                New London, MN
---------------------------------------------------------------------------------------------------------------------

        The information in this document is not complete and may change.


                            WELLS FARGO CAPITAL STOCK

     As a result of the merger, you will become a Wells Fargo stockholder. Your rights as a Wells Fargo stockholder will be governed by Delaware law, Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. This description of Wells Fargo's capital stock, including the Wells Fargo common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time of the merger.

     The following summarizes the material terms of Wells Fargo's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement, dated as of October 21, 1998, between Wells Fargo and ChaseMellon Shareholder Services, L.L.C., as rights agent, relating to rights to purchase shares of Wells Fargo Series C Junior Participating Preferred Stock.

     A copy of Wells Fargo's restated certificate of incorporation as in effect as of the date of this document is attached as an exhibit to Wells Fargo's current report on Form 8-K dated June 28, 1993, and amendments to its certificate of incorporation are attached as exhibits to its current report on Form 8-K dated July 3, 1995 and quarterly report on Form 10-Q for the quarter ended September 30, 1998. A copy of Wells Fargo's bylaws as in effect as of the date of this document is attached as an exhibit to Wells Fargo's annual report on Form 10-K for the year ended December 31, 1999. A copy of the rights agreement is attached as an exhibit to Wells Fargo's registration statement on Form 8-A dated as of October 21, 1998. Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement are incorporated by reference into this document.


Wells Fargo Common Stock

     Wells Fargo is authorized to issue 4,000,000,000 shares of common stock, par value $1-2/3 per share. At June 30, 2000, there were 1,619,141,306 shares of Wells Fargo common stock outstanding. All of the issued and outstanding shares of Wells Fargo common stock are, and upon the issuance of Wells Fargo common stock in connection with the merger will be, validly issued, fully paid and nonassessable. Holders of Wells Fargo common stock are not entitled to any preemptive rights.

     Voting and Other Rights. The holders of Wells Fargo common stock are entitled to one vote per share, and, in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.
However:

     o Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

     o Wells Fargo's stockholders may amend its bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

        The information in this document is not complete and may change.


     o With some exceptions, under Delaware law the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. See "Comparison of Stockholder Rights--Stockholder Vote Required for Mergers" for a description of the exceptions to this rule.

     Directors are to be elected by a plurality of the votes cast, and Wells Fargo stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Wells Fargo common stock entitled to vote in any election of directors of Wells Fargo may elect all of the directors standing for election. The Wells Fargo board is not classified.

     Assets Upon Dissolution. In the event of liquidation, holders of Wells Fargo common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Wells Fargo with respect to shares held by them, subject to any prior rights of any Wells Fargo preferred stock then outstanding.

     Distributions. As a Delaware corporation, Wells Fargo may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     As a bank holding company, the ability of Wells Fargo to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of Wells Fargo, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" for a more detailed description.

     Restrictions on Ownership. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of Wells Fargo's outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo's outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo's outstanding common stock (or a holder of 5% or more if that holder otherwise exercises a "controlling influence" over Wells Fargo), other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

     Preferred Share Purchase Rights. Each issued share of Wells Fargo common stock includes a Series C Junior Participating Preferred Stock purchase right. See "--Wells Fargo Rights Plan" below.


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Wells Fargo Preferred Stock

     Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 20,000,000 shares of preferred stock without par value and 4,000,000 shares of preference stock without par value. At June 30, 2000, there were 5,666,090 shares of Wells Fargo preferred stock outstanding and no shares of Wells Fargo preference stock outstanding.

     The Wells Fargo board is authorized to issue preferred stock and preference stock in one or more series, to fix the number of shares in each such series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. The preferred stock and preference stock may be issued at any time in any amount, provided that not more than 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock are outstanding at any one time.

     The Wells Fargo board may determine the designation and number of shares constituting a series, dividend rates, whether the series is redeemable and the terms of redemption, liquidation preferences, sinking fund requirements, conversion privileges, voting rights, as well as other preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of these special rights, all without any vote or other action on the part of stockholders.

     The Wells Fargo board has designated 4,000,000 shares of Wells Fargo preferred stock for issuance as Series C Junior Participating Preferred Stock under the rights agreement. No shares of Wells Fargo Series C Junior Participating Preferred Stock are outstanding as of the date of this document. See "--Wells Fargo Rights Plan" below.


Wells Fargo Rights Plan

     On October 21, 1998, Wells Fargo's board of directors declared a dividend of one Series C Junior Participating Preferred Stock purchase right for each outstanding share of Wells Fargo common stock. The dividend was paid on November 23, 1998 to Wells Fargo stockholders of record on that date. Each right entitles the registered holder to purchase from Wells Fargo one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, subject to adjustment, at a price of $160 per one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock. The description and terms of the rights are set forth in the rights agreement.

     Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock or (2) ten business days (or a later date as may be determined by action of Wells Fargo's board of directors prior to the time that any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Wells Fargo common stock (the earlier of these dates being called the "rights distribution date"), the rights will be evidenced, with respect to any of the Wells Fargo common stock certificates outstanding as of November 23, 1998, by a Wells Fargo


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common stock certificate with a copy of the summary of rights, attached to the rights agreement as Exhibit C, attached to the certificate.

     The rights agreement provides that, until the distribution date, the rights can only be transferred with the shares of Wells Fargo common stock to which they are attached. Until the distribution date (or earlier redemption or expiration of the rights), new Wells Fargo common stock certificates issued after November 23, 1998, upon transfer or new issuance of Wells Fargo common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of Wells Fargo common stock, outstanding as of November 23, 1998, even without this notation or a copy of the summary of rights being attached to the certificates, will also constitute the transfer of the rights associated with the shares of Wells Fargo common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Wells Fargo common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire on November 23, 2008, unless that date is extended or unless the rights are earlier redeemed by Wells Fargo, in each case, as described below.

     The purchase price payable, and the number of shares of Wells Fargo Series C Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Wells Fargo Series C Junior Participating Preferred Stock;

     o upon the grant to holders of the Wells Fargo Series C Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Wells Fargo Series C Junior Participating Preferred Stock at a price, or securities convertible into Wells Fargo Series C Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the Wells Fargo Series C Junior Participating Preferred Stock; or

     o upon the distribution to holders of the Wells Fargo Series C Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Wells Fargo Series C Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding rights and the number of one one-thousandths of a share of Wells Fargo Series C Junior Participating Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of Wells Fargo common stock or a stock dividend on the shares of Wells Fargo common stock payable in shares of Wells Fargo common stock or subdivisions, consolidations or combinations of the shares of Wells Fargo common stock occurring, in any such case, prior to the distribution date.


                                       46
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     Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Wells Fargo common stock. In the event of liquidation, the holders of the Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share but will be entitled to an aggregate payment of 1000 times the payment made per share of Wells Fargo common stock. Each share of Wells Fargo Series C Junior Participating Preferred Stock will have 1000 votes, voting together with the shares of Wells Fargo common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Wells Fargo common stock are exchanged, each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to receive 1000 times the amount received per share of Wells Fargo common stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Wells Fargo Series C Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Wells Fargo common stock.

     In the event that Wells Fargo is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will then have the right to receive, upon the exercise of the right at its then-current exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Wells Fargo common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will be void after that time), will then have the right to receive upon exercise that number of shares of Wells Fargo common stock having a market value of two times the exercise price of the right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, and prior to their acquisition of 50% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Wells Fargo common stock, or one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock (or of a share of a class or series of Wells Fargo preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Wells Fargo Series C Junior Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, which may, at the election of Wells Fargo, be evidenced by scrip or depositary receipts), and, in lieu of fractional shares, an adjustment in cash will be made based on the market price of the Wells Fargo Series C Junior Participating Preferred Stock on the last trading day prior to the date of exercise.


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     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis, and with the conditions that the Wells Fargo board, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

     The terms of the rights may be amended by the Wells Fargo board without the consent of the holders, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of:

     o 0.001% greater than the largest percentage of the outstanding shares of Wells Fargo common stock then known to Wells Fargo to be beneficially owned by any person or group of affiliated or associated persons, and

     o    10%.

     However, from and after the time that any person becomes an Acquiring Person, no amendment may adversely affect the interests of the holders of the rights. Until a right is exercised, the holder, as such, will have no rights as a stockholder of Wells Fargo, including, without limitation, the right to vote or to receive dividends.

     The Rights Have Anti-Takeover Effects. The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by the Wells Fargo board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Wells Fargo board, as the rights may be redeemed by Wells Fargo at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of Wells Fargo common stock.

     The rights agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Wells Fargo Series C Junior Participating Preferred Stock, is attached as an exhibit to Wells Fargo's registration statement on Form 8-A, dated October 21, 1998, and is incorporated in this document by reference. The foregoing description of the Wells Fargo Series C Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. See "Where You Can Find More Information" for information on how to obtain this document.


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                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of Buffalo National shareholders are currently governed by the Minnesota Business Corporation Act (MBCA), Buffalo National's articles of incorporation and Buffalo National's bylaws. The rights of Wells Fargo stockholders are currently governed by the Delaware General Corporation Law
(DGCL), Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. The following is a summary of material differences between the rights of Buffalo National shareholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Buffalo National shareholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the MBCA, the DGCL, Buffalo National's articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.


                            Authorized Capital Stock

                     Buffalo National
Authorized:
o    1,000,000 shares of common stock.

Outstanding as of June 30, 2000:
o    3,804 shares of common stock


                       Wells Fargo
Authorized:
o    4,000,000,000 shares of common stock.
o    20,000,000 shares of preferred stock.
o    4,000,000 shares of preference stock.

Outstanding as of June 30, 2000:
o    1,619,141,306 shares of common stock.
o    5,666,090 shares of preferred stock.
o    No shares of preference stock.



                           Size of Board of Directors

                                Buffalo National

The MBCA provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by or in the manner provided in the articles of incorporation or bylaws. Buffalo National's bylaws provide that the number of directors shall be fixed by the shareholders at their regular meetings or special meetings called for that purpose. The current number of directors of Buffalo National has been fixed at 2.

                                   Wells Fargo

The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws. Under Wells Fargo's restated certificate of incorporation, the number of directors shall be as specified in the bylaws but in no event less than 3. Wells Fargo's bylaws provide for a board of directors consisting of not less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Wells Fargo is currently fixed at 18.


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                                Cumulative Voting

     Cumulative voting entitles each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

                                Buffalo National

Under the MBCA, stockholders have the right to cumulate their votes unless the articles of incorporation provide that there shall be no cumulative voting. The articles of incorporation of Buffalo National expressly state that cumulative voting is not permitted.

                                   Wells Fargo

Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. Wells Fargo's restated certificate of incorporation does not provide for cumulative voting.


                              Classes of Directors

                                Buffalo National

The MBCA provides that directors of a Minnesota corporation may be divided into classes as provided in the articles of incorporation or bylaws. Buffalo National's board is not classified.

                                   Wells Fargo

The DGCL permits classification of a Delaware corporation's board of directors, and for staggered terms. Wells Fargo's board is not classified.


                           Qualifications of Directors

                                Buffalo National

Under the MBCA, a director shall be a natural person and need not be a resident of the state of Minnesota. The method of election and any additional qualification may be imposed by or in the manner provided in the articles of incorporation or bylaws. Buffalo National's bylaws state a director need not be a stockholder or resident of the state of Minnesota.

                                   Wells Fargo

Under the DGCL, a director need not be a resident of the state of Delaware unless the certificate of incorporation or bylaws so prescribe. Otherwise, qualifications for directors may be set forth in the certification of incorporation or bylaws. Wells Fargo's restated certificate of incorporation requires directors to be stockholders.


                         Filling Vacancies on the Board

                                Buffalo National

The MBCA provides that, unless different rules for filling vacancies are provided in the articles of incorporation or bylaws: (1) vacancies on the board resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors; and (2) vacancies on the board resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. Under Buffalo National's bylaws, vacancies on Buffalo National's board of directors may be filled by majority vote of the remaining directors, even though less than a quorum.


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                                   Wells Fargo

The DGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. Under Wells Fargo's restated certificate of incorporation and bylaws, vacancies on Wells Fargo's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders.


                              Removal of Directors

                                Buffalo National

The MBCA provides that unless modified by the articles of incorporation, bylaws or an agreement of the shareholders that any one or all of the directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a proportion or number of the voting power of the shares of the classes or series the director represents sufficient to elect them. Buffalo National's bylaws provide that at any duly called meeting of the stockholders, the affirmative vote of a number of shares sufficient to elect a director may remove any or all of the directors, with or without cause and may elect replacements.

                                   Wells Fargo

The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, the directors may be removed only for cause unless the certificate of incorporation provides otherwise. Wells Fargo's board is not classified.


                      Nomination of Directors for Election


                                Buffalo National

No procedure is set forth under Buffalo National's articles of incorporation or bylaws for the nomination of directors for election. Any stockholder may at or prior to a meeting held for the purpose of electing directors nominate one or more candidates for the board. The board itself may nominate candidates for the board.

                                   Wells Fargo

Under Wells Fargo's bylaws, nominations for Wells Fargo's board may be made by the board or by any stockholder who complies with the notice procedures in Wells Fargo's bylaws. These procedures require the notice to be received by Wells Fargo not less than described 30 nor more than 60 days prior to the meeting. However, if less than 40 days' prior public disclosure of the date of the meeting is given to stockholders, then the notice must be received no later than 10 days after the first public announcement of the meeting date.


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                            Anti-Takeover Provisions

                                Buffalo National
Chapter 80B of the Minnesota Statutes contains corporate takeover statutes designed to protect domestic corporations from hostile takeovers, but this Chapter relates only to publicly traded companies and not to Buffalo National.

                                   Wells Fargo

The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers, and from actions following such a takeover, by gained a significant holding in the prohibiting some transactions once an acquiror has corporation.

Section 203 of the DGCL prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15 percent or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

     o the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction,

     o after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans, or

     o after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66-2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.


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A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption. Wells Fargo has not made such an election.


                             Stockholder Rights Plan


                                Buffalo National

Buffalo National does not have a shareholder rights plan.

                                   Wells Fargo

Wells Fargo has implemented a stockholder rights plan, under which a group of persons becomes an acquiring person upon a public announcement that they have acquired or intend to acquire 15% of Wells Fargo's voting stock. This threshold can be reduced by amendment. Each share of Wells Fargo common stock issued in the merger will be issued with an attached right. See "Wells Fargo Capital Stock--Wells Fargo Rights Plan."


                      Stockholder Action Without a Meeting

                                Buffalo National

In accordance with Section 302A.441 of the MBCA, Buffalo National's bylaws provide that any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting by written action signed by all of the stockholders entitled to vote on that action.


                                   Wells Fargo

In accordance with Section 228 of the DGCL, Wells Fargo's bylaws provide that any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders, and provide certain procedures to be followed in such cases.


                    Calling Special Meetings of Stockholders

                                Buffalo National

Under the MBCA, a special meeting of the stockholders may be called by the chief executive officer, the chief financial officer, two or more directors, a person authorized in the articles of incorporation or bylaws to call special meetings or a stockholder or stockholders holding ten percent or more of the voting power of all shares entitled to vote, except that a special meeting called for the purpose of considering any action to indirectly or directly facilitate a business combination must be called by twenty-five percent or more of the voting power of all shares entitled to vote. The bylaws of Buffalo National provide that a special meeting may be called by the president, treasurer, such officer as may be designated by the board of directors, by two or more directors or upon written request of shareholders holding ten percent or more of the shares entitled to vote.


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                                   Wells Fargo

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Wells Fargo's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders.


                       Submission of Stockholder Proposals

                                Buffalo National

The Buffalo National bylaws do not set forth a procedure to be followed by a stockholder who wishes to bring business before the annual meeting.

                                  Wells Fargo

The Wells Fargo bylaws provide that in order for a stockholder to bring business before the annual meeting, the stockholder must give timely notice of the proposal to Wells Fargo. To be timely, the notice must be received not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year's annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after the anniversary of the prior year's annual meeting, to be timely the notice must be delivered no earlier than 120 days prior to the annual meeting and no later than the later of 90 days prior to the annual meeting or 10 days after the first public announcement of the meeting date.


                         Notice of Stockholder Meetings

                                Buffalo National

The MBCA requires notice of stockholders' meetings to be sent to all stockholders of record entitled to vote thereon at least 10 days before the date of the meeting, or a shorter time provided in the articles of incorporation or bylaws, and not more than 60 days prior to the date of the meeting. Buffalo National's bylaws provide for written notice to stockholders of record at least five days prior to an annual or special meeting.

                                   Wells Fargo

The DGCL requires notice of stockholders' meetings to be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days prior to the date of the meeting. Wells Fargo's bylaws provide for written notice to stockholders of record at least 10 days prior to an annual or special meeting.


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                      Stockholder Vote Required for Mergers

                                Buffalo National

Under the MBCA, a plan of merger must be approved by the board of directors of each constituent corporation and by a majority of the outstanding stock of the each constituent corporation entitled to vote thereon. A plan of exchange must be approved by the board of directors of each constituent corporation and by a majority of the outstanding stock of the corporation whose shares will be acquired in the exchange. However, under MBCA 302A.613, subd. 3, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if

o the merger agreement does not amend the articles of incorporation of the surviving corporation,

o each holder of shares of the corporation that were outstanding prior to the merger will hold the same number of shares with identical rights immediately thereafter,

o the voting power of the outstanding shares of the corporation entitled to vote immediately after the merger, plus the voting power of the shares of the corporation entitled to vote issuable on conversion of, or on exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20%, the voting power of shares of the corporation entitled to vote immediately before the transaction; and

o the number of participating shares of the corporation immediately after the merger, plus the number of participating shares of the corporation issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20%, the number of participating shares of the corporation immediately before the transaction.

                                   Wells Fargo

Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, under DGCL 251(f), no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if

o the merger agreement does not amend the certificate of incorporation of the surviving corporation,

o each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

o either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.


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                                    Dividends

                                Buffalo National

Minnesota corporations may make distributions to their shareholders only if the board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after the distribution. Certain other limitations exist if preferential classes or series of stock have been issued by the corporation. In addition, Buffalo National is subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings.

                                   Wells Fargo

Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Wells Fargo is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation and Supervision of Wells Fargo."

Wells Fargo's bylaws provide that the stockholders have the right to receive dividends if and when declared by Wells Fargo's board. Dividends may be paid in cash, property or shares of capital stock.


                          Dissenters' Appraisal Rights

                                Buffalo National

The MBCA provides shareholders of a corporation involved in a merger, share exchange, or the sale, lease or exchange or other disposition of all or substantially all of the property of the corporation, the right to demand and receive payment of the fair value of their stock. However, unless the articles of incorporation, the bylaws, or a resolution approved by the board of directors otherwise provide, dissenters' rights do not apply to a shareholder of the surviving corporation in the merger if the shares of the shareholder are not entitled to be voted on the merger. Because Buffalo National shareholders are entitled to vote on the merger, dissenters' appraisal rights are available in connection with the merger. See "The Merger--Dissenters' Appraisal Rights."

                                   Wells Fargo

Section 262 of the DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

o    listed on a national securities exchange,

o designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

o    held of record by more than 2,000 stockholders

        The information in this document is not complete and may change.


unless holders of stock are required to accept in the merger anything other than any combination of:

o shares of stock or depository receipts of the surviving corporation in the merger

o shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be

     o    listed on a national securities exchange,

     o designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

     o    held of record by more than 2,000 holders

o cash instead of fractional shares of the stock or depository receipts received.

Dissenters' rights are not available to the Wells Fargo stockholders with respect to the merger because the DGCL does not require that Wells Fargo stockholders vote to approve the merger agreement. Moreover, Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.


                          Stockholder Preemptive Rights

                                Buffalo National

The MBCA provides that unless denied or limited in the articles of incorporation, a stockholder has preemptive rights to purchase additional securities of the corporation. The articles of incorporation of Buffalo National provide that unless granted by the board of directors shareholders of Buffalo National shall not have preemptive rights.

                                   Wells Fargo

The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. Wells Fargo's restated certificate of incorporation does not provide for preemptive rights.

        The information in this document is not complete and may change.


                         Stockholder Class Voting Rights

                                Buffalo National

The MBCA provides that in any case where a class or series of shares is entitled by the MBCA, the articles of incorporation or the terms of the shares to vote as a class or series, the matter being voted upon must also receive the affirmative vote of the holders of a the same proportion of the shares present of that class or series, or the total outstanding shares of that class or series, as required for approval by all of the voting shareholders of the corporation.

                                  Wells Fargo

The DGCL requires voting by separate classes of shares only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.


                                 Indemnification

                                Buffalo National

The MBCA provides that unless the articles of incorporation or bylaws of a corporation limit indemnification that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person as a director, officer or employee for any judgments, penalties or fines, settlements and reasonable expenses (including attorneys' fees) if the person:

o has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, settlements and reasonable expenses (including attorneys' fees);

o    acted in good faith;

o    received no improper personal benefit;

o in the case of a criminal proceeding had no reasonable cause to believe the conduct was unlawful; and

o in the case of acts or omissions occurring in an official capacity, reasonably believed that the conduct was in the best interest of corporation or was not opposed to the best interest of the corporation.


Buffalo National's bylaws state that directors, officers and other persons shall have the rights to indemnification provided by the MBCA and law amendatory or supplementary thereto.

        The information in this document is not complete and may change.


                                   Wells Fargo

The DGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

o acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

o in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

Wells Fargo's restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors.

Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

Pursuant to Wells Fargo's restated certificate of incorporation, Wells Fargo may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether Wells Fargo has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

        The information in this document is not complete and may change.


The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Wells Fargo's restated certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.


                       Limitations on Directors' Liability

                                Buffalo National

Neither Buffalo National's articles of incorporation nor bylaws limits in any way the liability of its directors.

                                   Wells Fargo

Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

o any breach of the director's duty of loyalty to Wells Fargo or its stockholders,

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

o    payment of a dividend or approval of a stock repurchase in violation of
     Section 174 of the DGCL, or

o any transaction from which the director derived an improper personal benefit.

This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his or her duty of care.

        The information in this document is not complete and may change.


                    Amendment of Certificate of Incorporation

                                Buffalo National

Under the MBCA, amendment of a corporation's articles of incorporation requires the approval of a resolution that sets forth the proposed amendment by a majority of the board of directors present or shareholders holding three percent or more of the shares entitled to vote and the affirmative vote of a majority of the shareholders present and entitled to vote at the next regular or special meeting of which notice has not been but still can be timely given.

The certificate of incorporation of Buffalo National requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote at the shareholder's meeting.

                                   Wells Fargo

Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the board of directors and stockholders holding a majority of the outstanding stock of such class entitled to vote on such amendment as a class, unless a different proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock a entitled to vote thereon and by a majority of outstanding stock of each class entitled to vote thereon as a class. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's stockholders.


                               Amendment of Bylaws

                                Buffalo National

The MBCA provides that a corporation may, but need not, have bylaws and that the bylaws may contain any provision relating to the management of the business or regulation of the affairs of the corporation not inconsistent with law or the articles of incorporation. Unless reserved by the articles of incorporation to the shareholders, the power to adopt, amend or repeal the bylaws is vested with the board, subject to the power of the shareholders at a regular or special meeting to adopt, amend or repeal bylaws.

                                   Wells Fargo

Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Wells Fargo's bylaws generally provide for amendment by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. However, Wells Fargo's bylaws require the affirmative vote or consent of 80% of the common stock outstanding to amend a bylaw provision related to maintaining local directorships at subsidiaries with which Wells Fargo has an agreement to so maintain local directorships.

        The information in this document is not complete and may change.


                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS


Wells Fargo Share Prices and Dividends

     Wells Fargo common stock is listed on the New York Stock Exchange (NYSE) and the Chicago Stock Exchange under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB." The following table shows, for the periods indicated, the high and low sales prices of Wells Fargo common stock on the NYSE composite transactions reporting system and the cash dividends paid per share.


                                          Price Range
                                          -----------
                                                            Dividends
                                        High       Low        Paid
                                        ----       ---        ----
           1998
               First Quarter            43.88     34.75       0.165
               Second Quarter           43.75     34.00       0.165
               Third Quarter            39.75     27.50       0.185
               Fourth Quarter           40.88     30.19       0.185

           1999
               First Quarter            40.44     32.13       0.185
               Second Quarter           44.88     34.38       0.200
               Third Quarter            45.31     36.44       0.200
               Fourth Quarter           49.94     38.38       0.200

           2000
               First Quarter            43.75     31.00       0.220
               Second Quarter           47.75     37.31       0.220
               Third Quarter                           *
                  (through August __)

-----------
     *Wells Fargo's board of directors has declared a cash dividend of $0.22 a share of Wells Fargo common stock, payable September 1, 2000 to stockholders of record August 2, 2000.

     The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors in its discretion. As described in "Regulation And Supervision Of Wells Fargo--Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

        The information in this document is not complete and may change.

Buffalo National Share Prices and Dividends

     There is no public market for Buffalo National common stock. Buffalo National paid total cash dividends in July 1999 of $144,552.00; in February 2000, dividends of $749,996.64; and, in July 2000, dividends of $714,086.88.

        The information in this document is not complete and may change.


                                     EXPERTS

     The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



                                    OPINIONS

Share Issuance

     Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.


Tax Matters

     Lindquist & Vennum P.L.L.P. has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

        The information in this document is not complete and may change.


                       WHERE YOU CAN FIND MORE INFORMATION


Registration Statement

     Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to Buffalo National shareholders in the merger. This proxy statement-prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about Wells Fargo and Wells Fargo common stock. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Other Wells Fargo SEC Filings

     Wells Fargo files annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or Buffalo National with the SEC at the following SEC locations:

Public Reference Room          New York Regional Office              Chicago Regional Office
450 Fifth Street, N.W.           7 World Trade Center                    Citicorp Center
      Room 1024                       Suite 1300                     500 West Madison Street
Washington, D.C. 20549         New York, New York 10048                    Suite 1400
                                                                   Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423.


Documents Incorporated by Reference

     Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents that have been filed by Wells Fargo with the SEC.

     This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

        The information in this document is not complete and may change.


     o Annual Report on Form 10-K for the year ended December 31, 1999, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1999 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2000 Annual Meeting of Stockholders;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

     o Current Reports on Form 8-K filed January 18, 2000, January 26, 2000, April 12, 2000, April 18, 2000 and July 18, 2000;

     o The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

     o The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

     o All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for Buffalo National common stock.


Documents Available Without Charge

     Wells Fargo will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo:

                               Corporate Secretary
                              Wells Fargo & Company
                                  MAC N9305-173
                               Sixth and Marquette
                              Minneapolis, MN 55479
                                 (612) 667-8655


     To ensure delivery of the copies in time for the special meeting, your request should be received by September 20, 2000.

     In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor Buffalo National has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-

        The information in this document is not complete and may change.


prospectus is dated August 28, 2000. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

        The information in this document is not complete and may change.


                           FORWARD-LOOKING STATEMENTS

     This proxy statement-prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo, including one or more of the following:

     o projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

     o descriptions of plans or objectives of management for future operations, products or services;

     o    forecasts of future economic performance;

     o descriptions of assumptions underlying or relating to any of the foregoing.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements consist of expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond the control of Wells Fargo--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

     Wells Fargo's reports filed with the SEC, including Wells Fargo's Form 10-K for the year ended December 31, 1999, describe some of these factors. For example, Wells Fargo's Form 10-K describes certain credit, market, operational, liquidity, and interest rate risks associated with Wells Fargo's business and operations. Other factors described in Wells Fargo's Form 10-K include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation (including financial modernization legislation), the combination of the former Norwest Corporation and the former Wells Fargo & Company, and other mergers and acquisitions.

                                   APPENDIX A

                              --------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                        BUFFALO NATIONAL BANCSHARES, INC.

                                       and

                              WELLS FARGO & COMPANY

                             dated as of May 4, 2000

                                    AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION



         AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 24th day of May, 2000, by and between BUFFALO NATIONAL BANCSHARES, INC. ("BNB"), a Minnesota corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

         WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into BNB (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion of the shares of Common Stock of BNB of the par value of $50.00 per share ("BNB Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1-2/3 per share ("Wells Fargo Common Stock"),

         NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

         1.  Basic Plan of Reorganization

         (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into BNB pursuant to the Merger Agreement, with BNB as the surviving corporation, in which merger each share of BNB Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1 (d) below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into the right to receive, and exchanged for the number of shares of Wells Fargo Common Stock determined by dividing 530,729 by the number of shares of BNB Common Stock then outstanding.

         (b) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger as defined below, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock issuable pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in the Merger will equal the number of shares of Wells Fargo Common Stock which holders of shares of BNB Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

         (c) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange as reported by Bloomberg for each of the five (5) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

         (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Minnesota within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Central Daylight time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into BNB pursuant to the Merger Agreement.

         The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

         (e) Reservation of Right to Revise Structure. At Wells Fargo's election, the Merger may alternatively be structured so that (1) BNB is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo, (2) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into BNB, or (3) BNB is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to BNB's shareholders in the Merger or under such alternative structure (the "Merger Consideration"), (B) adversely affect the tax treatment of BNB's shareholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in Paragraph

6(h), or (C) materially impede or delay consummation of the Merger. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

         2. Representations and Warranties of BNB. BNB represents and warrants to Wells Fargo as follows:

         (a) Organization and Authority. BNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on BNB and the BNB Subsidiaries (as defined in paragraph 2(b)) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. BNB is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). BNB has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

         (b) BNB's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of BNB's subsidiaries as of the date hereof (individually a "BNB Subsidiary" and collectively the "BNB Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by BNB. No equity security of any BNB Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any BNB Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. ss. 55 (1982) and the Minnesota Business Corporation Act, all of such shares so owned by BNB are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each BNB Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), BNB does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

         (c) Capitalization. The authorized capital stock of BNB consists of 1,000,000 shares of common stock, $50.00 par value, of which, as of the close of business on March 31, 2000, 3,804 shares were outstanding and 62 shares were held in the treasury. The maximum number of shares of BNB Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute BNB Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 3,804. All of the outstanding shares of capital stock of BNB have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating BNB or any BNB Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of BNB or any BNB Subsidiary. Except as set forth on Schedule 2(c), since December 31, 1999 no shares of BNB capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by BNB or any BNB Subsidiary and, except as permitted by paragraph 4(b), no dividends or other distributions have been declared, set aside, made or paid to the shareholders of BNB.

         (d) Authorization. BNB has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by BNB and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of BNB. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over BNB as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of BNB enforceable against BNB in accordance with their respective terms.

         Except as set forth on Schedule 2(d), neither the execution, delivery and performance by BNB of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by BNB with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of BNB or any BNB Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BNB or any BNB Subsidiary is a party or by which it may be bound, or to which BNB or any BNB Subsidiary or any of the properties or assets of BNB or any BNB Subsidiary may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of BNB, violate any judgment, ruling, order, writ, injunction or decree applicable to BNB or any BNB Subsidiary or any of their respective properties or assets.

         Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Minnesota law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by BNB of the transactions contemplated by this Agreement and the Merger Agreement.

         (e) BNB Financial Statements. The consolidated balance sheets of BNB and BNB's Subsidiaries as of December 31, 1999 and 1998 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1999 (collectively, the "BNB Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (except as set forth in Schedule 2(e) and subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of BNB and BNB's Subsidiaries at the dates and the consolidated results of operations and cash flows of BNB and BNB's Subsidiaries for the periods stated therein.

         (f) Reports. Since December 31, 1994, BNB and each BNB Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "BNB Reports." As of their respective dates, the BNB Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the BNB Reports have been made available to Wells Fargo by BNB.

         (g) Properties and Leases. Except as may be reflected in the BNB Financial Statements and except for any lien for current taxes not yet delinquent, BNB and each BNB Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in BNB's consolidated balance sheet as of December 31, 1999, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to BNB or any BNB Subsidiary pursuant to which BNB or such BNB Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by BNB or such BNB Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all BNB's and each BNB Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h) Taxes. Each of BNB and the BNB Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of BNB and the BNB Subsidiaries for the fiscal year ended December 31, 1996, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h)(i), (i) neither BNB nor any BNB Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of BNB or any BNB Subsidiary which has not been settled, resolved and fully satisfied. Each of BNB and the BNB Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. Except as set forth on Schedule 2(h)(ii), the consolidated balance sheet as of December 31, 1999, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of BNB and the BNB Subsidiaries with respect to all periods through the date thereof.

         BNB is an S corporation (`S Corporation") within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code"), and has made a valid S corporation election ("S Corporation Election") within the meaning of
Section 1362 of the Code. BNB will qualify as an S Corporation and the S Corporation Election will be effective for all tax periods beginning after December 31, 1996 up to and including the Closing Date. Each BNB Subsidiary is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code. Each BNB Subsidiary has been a "qualified subchapter S subsidiary" at all times since January 1, 1997 and up to and including the Closing Date.

         (i) Absence of Certain Changes. Since December 31, 1999 there has been no change in the business, financial condition or results of operations of BNB or any BNB Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of BNB and the BNB Subsidiaries taken as a whole.

         (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither BNB nor any BNB Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                  (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by BNB or such BNB Subsidiary);

                  (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

                  (iii)  any labor contract or agreement with any labor union;

                  (iv) any contract containing covenants that limit the ability of BNB or any BNB Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, BNB or any BNB Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

                  (vi) any real property lease and any other lease with annual rental payments aggregating $25,000 or more; or

                  (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

                  (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

         (k) Litigation and Other Proceedings. BNB has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for BNB with respect to loss contingencies as of December 31, 1999 in connection with the BNB Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against BNB or any BNB Subsidiary since said date. There is no pending or, to the best knowledge of BNB, threatened, claim, action, suit, investigation or proceeding, against BNB or any BNB Subsidiary, nor is BNB or any BNB Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of BNB and the BNB Subsidiaries taken as a whole.

         (l) Insurance. BNB and each BNB Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as BNB has owned such BNB Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         (m) Compliance with Laws. BNB and each BNB Subsidiary have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of BNB or such BNB Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of BNB, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by BNB and each BNB Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither BNB nor any BNB Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of BNB or any BNB Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of BNB and the BNB Subsidiaries taken as a whole.

         (n) Labor. No work stoppage involving BNB or any BNB Subsidiary is pending or, to the best knowledge of BNB, threatened. Neither BNB nor any BNB Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of BNB or such BNB Subsidiary. Employees of BNB and the BNB Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (o) Material Interests of Certain Persons. Except as set forth on
Schedule 2(o), to the best knowledge of BNB, no officer or director of BNB or any BNB Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of BNB or any BNB Subsidiary.

         Schedule 2(o) sets forth a correct and complete list of any loan from BNB or any BNB Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to BNB's or such BNB Subsidiary's Board of Directors.

         (p)  BNB Benefit Plans.
              -----------------

                  (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which BNB or any BNB Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this
         Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

                  (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

                  (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and BNB knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

                  (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (b) a proper accrual has been made on the books of BNB for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 280G, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to
         Section 301 of ERISA or Section 412 of the Code, BNB is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

                  (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of BNB, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by Section 4975 of the Code or would result in material liability to BNB and the BNB Subsidiaries as a whole.

                  (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

                  (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of BNB under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

                  (ix) Except as disclosed in Schedule 2(p)(ix), BNB has not made any payments or transfers of property, is not obligated to make any payments or transfers of property, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments or transfers of property that will not be deductible under section 280G of the Code.

         (q) Proxy Statement, etc. None of the information regarding BNB and the BNB Subsidiaries supplied or to be supplied by BNB for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of BNB Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement included in the Registration Statement to be mailed to BNB's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which BNB and the BNB Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         (r) Registration Obligations. Except as set forth on Schedule 2(r), neither BNB nor any BNB Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

         (s) Brokers and Finders. Neither BNB nor any BNB Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for BNB or any BNB Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

         (t) Fiduciary Activities. BNB and each BNB Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of BNB and the BNB Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither BNB, any BNB Subsidiary, nor any director, officer or employee of BNB or any BNB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of BNB and the BNB Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         (u) No Defaults. Neither BNB nor any BNB Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon BNB and the BNB Subsidiaries, taken as a whole. To the best of BNB's knowledge, all parties with whom BNB or any BNB Subsidiary has material leases, agreements or contracts or who owe to BNB or any BNB Subsidiary material obligations other than those arising in the ordinary course of the banking business of the BNB Subsidiaries are in compliance therewith in all material respects.

         (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on BNB or any BNB Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of BNB's knowledge, threatened against BNB or any BNB Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon BNB and BNB's Subsidiaries taken as a whole; to the best of BNB's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of BNB's knowledge neither BNB nor any BNB Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. BNB has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

         (w) Compliance with Year 2000 Requirements. Except as set forth in
Schedule 2(w), BNB is in full compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). BNB has made its Year 2000 project assessment, remediation plan and testing results available to Wells Fargo for review.

         3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to BNB as follows:

         (a) Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a financial holding company with the Federal Reserve Board under the BHC Act.

         (b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1999, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC), but excluding Norwest Venture Partners VI, LP (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. ss. 55
(1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

         (c) Wells Fargo Capitalization. As of December 31, 1999, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1999, 3,732 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 11,990 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 12,011 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 10,839 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,386 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 22,263 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series H, $50 stated value, were outstanding;

(ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1999, no shares were outstanding; and (iii) 4,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1999, 1,626,849,541 shares were outstanding and 39,245,724 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

         (d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

         Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

         Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Minnesota law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

         (e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1999 and 1998 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1999, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Wells Fargo 10-K") as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

         (f) Reports. Since December 31, 1994, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of December 31, 1999 included in Wells Fargo's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on
Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

         (i) Absence of Certain Changes. Since December 31, 1999, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

         (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1999 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                  (i)  any labor contract or agreement with any labor union;

                  (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

         (k) Litigation and Other Proceedings. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

         (l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         (m) Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

         (n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (o)  Wells Fargo Benefit Plans.
              -------------------------

                  (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

                  (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

                  (iv) Except as set forth on Schedule 3(o), each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under
         Section 501(a) of the Code.

                  (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

                  (vi) With respect to each Wells Fargo Plan that is subject to
         Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

                  (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

         (p) Registration Statement, etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         (q) Brokers and Finders. Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

         (r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

         (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

         (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.'s Board of Directors and shareholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

         4. Covenants of BNB. BNB covenants and agrees with Wells Fargo as follows:

         (a) Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, BNB, and each BNB Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Wells Fargo (which consent requirement shall be deemed to be waived as to any loan approval request to which Wells Fargo has made no response by the end of the second complete business day following receipt by a Wells Fargo representative designated in writing of the request and accompanying information such as that ordinarily presented to the Directors' Loan Committee), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $250,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of BNB and each BNB Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on BNB and the BNB Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of BNB herein expressed.

         (b) Negative Covenants. Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, BNB and each BNB Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less and except for fed funds transactions by bank subsidiaries made in the ordinary course of business; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a BNB Subsidiary's Board of Directors in accordance with applicable law and regulation and except that BNB may make distributions in an amount equal to the sum of $734,105 and BNB's 2000 Pre-Close Net Income (as defined below), but excluding from BNB's 2000 Pre-Close Net Income (x) gain from the sale of real estate or securities, (y) the accruals and reserves established under Paragraph 4(l), and (z) 50% of the legal and accounting fees incurred in connection with this agreement (other than tax preparation fees); for purposes of this paragraph 4(b), "BNB's 2000 Pre-Close Net Income" means the sum of (i) BNB's 2000 net income as of the end of the month immediately preceding the month which includes the Closing Date (as determined in accordance with generally accepted accounting principles and consistent with past practice) and (ii) a mutually agreed to estimate of the net income or net loss for the pre-closing period of the month which includes the Closing Date (a net loss will be treated as a reduction to the amount allowed as a distribution); redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of BNB; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any BNB Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

         (c) Shareholder Meeting; Delivery of Proxy Statement and Prospectus. The Board of Directors of BNB will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of BNB will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Minnesota Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

         (d) Information Furnished by BNB. BNB will furnish or cause to be furnished to Wells Fargo all the information concerning BNB and the BNB Subsidiaries required for inclusion in the Registration Statement as requested by Wells Fargo, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement.

         (e) Approvals. BNB will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of BNB to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

         (f) Delivery of Closing Documents. BNB will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (g) Confidential Information. BNB will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to BNB and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to BNB's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information was previously known to BNB, in the public domain, or later acquired by BNB from other sources not known to BNB to be subject to a confidentiality obligation to Wells Fargo) and, upon request, all such documents and any copies thereof and all documents prepared by BNB that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that BNB is required to retain.

         (h) Competing Transactions. Neither BNB, nor any BNB Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of BNB or any BNB Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of BNB or any BNB Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with BNB or any BNB Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to BNB or any BNB Subsidiary concerning any of the foregoing, BNB or such BNB Subsidiary will promptly disclose such offer or inquiry to Wells Fargo.

         (i) Public Disclosure. BNB shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

         (j) Benefit Plans. BNB and each BNB Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, and
(ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

         (k) Affiliate Letters. BNB shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of BNB who may reasonably be deemed an "affiliate" of BNB within the meaning of such term as used in Rule 145 under the Securities Act.

         (l) Accruals and Reserves. BNB shall establish such additional accruals and reserves as may be necessary (i) to conform BNB's accounting and credit loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo's plans with respect to the conduct of BNB's business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by BNB of the Merger and the other transactions contemplated by this Agreement.

         (m) Environmental Assessments. BNB shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than four (4) weeks and written reports shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. BNB shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. BNB shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property) and a written report of the results shall be delivered to Wells Fargo within four (4) weeks of execution of this Agreement.

         (n) Title Commitments and Boundary Surveys. BNB shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Wells Fargo no later than four
(4) weeks from the date of this Agreement.

         (o) Year 2000. BNB will comply with the FFIEC Requirements and will not rely on the consummation of the transactions contemplated by this Agreement to satisfy its FFIEC requirements. BNB will provide Wells Fargo with complete access to its

Year 2000 project and remediation plan documentation and permit Wells Fargo to review and investigate BNB's continuing Year 2000 compliance efforts and the results thereof.

         (p) S Corporation Election. BNB will not revoke its S Corporation Election nor will BNB take any action (or fail to take any action) that would result in the termination of its S Corporation Election.

         (q) Tax Returns. The tax returns for all periods ending on or before the Closing Date shall be prepared by, and at the expense of (except to the extent that such expenses and fees are accrued as of the day preceding the Closing Date), the holders of record of BNB Common Stock as of the Closing Date and Wells Fargo shall have the right to review and approve such tax returns.

         5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with BNB as follows:

         (a) Affirmative Covenants. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

         (b) Information Provided by Wells Fargo. Wells Fargo will furnish to BNB all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of BNB, or in any statement or application made by BNB to any governmental body in connection with the transactions contemplated by this Agreement.

         (c) Registration Statement. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of BNB pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the BNB shareholders, at the time of the BNB shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by BNB or any BNB Subsidiary for use in the Registration Statement or the Prospectus.

         (d) Stock Exchange Listings. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

         (e) Wells Fargo Shares. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of BNB pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the shareholders of BNB pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

         (f) Blue Sky Approvals. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

         (g) Approvals. Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with BNB to obtain all such approvals and consents required by BNB.

         (h) Confidential Information. Wells Fargo will hold in confidence all documents and information concerning BNB and BNB's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with BNB (except to the extent that such information was previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other sources not known to Wells Fargo to be subject to a confidentiality obligation to BNB) and, upon request, all such documents and any copies thereof and all documents prepared by Wells Fargo that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Wells Fargo is required to retain.

         (i) Merger Filings. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the Minnesota Business Corporation Act.

         (j) Delivery of Closing Documents. Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (k) Public Disclosure. Wells Fargo shall consult with BNB as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

         (l) Notice of Regulatory Approvals. Wells Fargo shall give BNB notice of receipt of the regulatory approvals referred to in paragraph 7(e).

         6. Conditions Precedent to Obligation of BNB. The obligation of BNB to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
BNB:

         (a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

         (b) Performance of Wells Fargo Obligations. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

         (c) Wells Fargo Compliance Certificate. BNB shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

         (d) Shareholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of BNB required for approval of a plan of merger in accordance with the provisions of BNB's Articles of Incorporation and the Minnesota Business Corporation Act.

         (e) Governmental Approvals. Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

         (f) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (g) Shares Authorized for Listing. The shares of Wells Fargo Common Stock to be delivered to the stockholders of BNB pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

         (h) Tax Opinion. BNB shall have received an opinion, dated the Closing Date, of counsel to BNB, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of BNB Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of BNB will be the same as the basis of BNB Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of BNB will include the holding period of the BNB Common Stock, provided such shares of BNB Common Stock were held as a capital asset as of the Effective Time of the Merger.

         (i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

         (a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to BNB and the BNB Subsidiaries taken as a whole as if made at the Time of Filing.

         (b) Performance of BNB Obligations. BNB shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

         (c) Shareholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of BNB required for approval of a plan of merger in accordance with the provisions of BNB's Articles of Incorporation and the Minnesota Business Corporation Act.

         (d) BNB's Compliance Certificate. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of BNB, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

         (e) Governmental Approvals. Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to BNB or any BNB Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

         (f) Consents, Authorizations, Etc. Obtained. BNB and each BNB Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to BNB's or such BNB Subsidiary's business required for the consummation of the Merger, and BNB and each BNB Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

         (g) No Restraining Order, etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (h) Number of Outstanding Shares. At any time since the date hereof the total number of shares of BNB Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute BNB Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Wells Fargo, shall not have exceeded 3,804.

         (i) Registration Statement Effective; No Stop Order, etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         (j) No Casualty Losses, Etc. BNB and the BNB Subsidiaries considered as a whole shall not have sustained since December 31, 1999 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

         (k) No Environmental Liability. There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on BNB or any BNB Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon BNB and its subsidiaries taken as a whole.

         (l) No Material Adverse Change. Since December 31, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of BNB and the BNB Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

         (m) Year 2000. BNB shall be in full compliance with current FFIEC Requirements. There shall be no feature of BNB's data processing, operating or platform systems that would prevent those systems from continuing to run independently after December 31, 1999 until such time as a subsequent conversion to Wells Fargo systems is completed. BNB's computer hardware and software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission, or other utilization of data or in the operation of mechanical or electrical systems of any kind will function at least as effectively in all material respects after December 31, 1999 as in the case of dates or time periods occurring prior to January 1, 2000.

         (n) Resignations. BNB shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

         (o) S Corporation Election. BNB's S Corporation Election shall not have been revoked by itself or its shareholders nor shall BNB or its shareholders have taken any action (or have failed to take any action) that would result in termination of BNB's S Corporation Election.

         (p) Real Estate Purchase and Sales. Immediately after the Closing , (i) BANATCO, Inc. shall have purchased and The Buffalo National Bank (the "Bank") shall have sold at fair market value, as determined by an appraiser mutually agreed upon by Wells Fargo and BNB, the properties located at 102 South First Street, Buffalo, Minnesota and 130 Lake Boulevard, Buffalo, Minnesota pursuant to an agreement substantially in the form of Exhibit C attached hereto, and (ii) the Bank shall have purchased and BANATCO, Inc. shall have sold at fair market value, as determined by an appraiser mutually agreed upon by Wells Fargo and BNB, the property located at 101 South First Avenue, Buffalo, Minnesota, pursuant to an agreement substantially in the form of Exhibit C attached hereto.

         (q) Sale of Life Insurance Policy. Effective on or before the day preceding the Closing Date, the Bank shall sell to John M. Lundsten or a trust, Policy No. 0003221475 issued May 27, 1985 by Alexander Hamilton Life Insurance Company and Policy No. 2275332 issued June 21, 1984 by Kansas City Life Insurance Company for an amount equal to the aggregate cash value of such policies on the date of transfer.

         (r) Employment Agreement. The Employment and Non-Competition Agreement among the Bank, Wells Fargo and John M. Lundsten, dated the date hereof, shall be in full force and effect.

         (s) Amendments to Articles. The Articles of Incorporation and Bylaws of BNB shall have been amended to provide that no shareholders of BNB shall have any preemptive rights with respect to, and that Article 11 of the Bylaws shall not apply to, the transactions contemplated by this Agreement or the Merger Agreement.

         8. Employee Benefit Plans. Each person who is a regular or part time (but not flexible) employee of BNB or any BNB Subsidiary as of the Effective Date of the Merger ("BNB Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

         (a) Employee Welfare Benefit Plans. Each BNB Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan and

Wells Fargo Long Term Disability Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (the "Benefits Conversion Date":

                  Medical Plan
                  Dental Plan
                  Vision Plan
                  Short Term Disability Plan
                  Long Term Disability Plan
                  Long Term Care Plan
                  Flexible Benefits Plan
                  Basic Group Life Insurance Plan
                  Group Universal Life Insurance Plan
                  Dependent Group Life Insurance Plan
                  Business Travel Accident Insurance Plan
                  Accidental Death and Dismemberment Plan
                  Salary Continuation Pay Plan
                  Paid Time Off Program

It is intended that the transition from BNB's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo. BNB Employees shall receive credit for years of service to BNB, the BNB Subsidiaries and any predecessors of BNB or the BNB Subsidiaries (to the extent credited under the vacation and short-term disability programs of BNB) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. BNB Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such plans immediately following the Effective Time of the Merger; provided, however, that no BNB Employee who is a participant in any BNB severance or salary continuation plan that would provide such BNB Employee with benefits after the Effective Time of the Merger or who has an employment agreement with BNB or any BNB Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan. Flexible employees shall be eligible only for the Business Travel Accident Plan.

         (b) Employee Retirement Benefit Plans. Each BNB Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to BNB and the BNB Subsidiaries, or to any predecessor-in-interest of BNB or the BNB Subsidiaries to the extent such service is currently given credit under the existing BNB 401(k) plan) for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan, and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

         Each BNB Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the "Cash Balance Plan") subject to any eligibility requirements applicable to the Cash Balance Plan. Wells Fargo shall not recognize a BNB Employee's past service with BNB or any BNB Subsidiary for any purpose under the Cash Balance Plan. Therefore, each BNB Employee shall be eligible for participation, as a new employee, in the Cash Balance Plan pursuant to the terms thereof.

         Each BNB Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with BNB and the BNB Subsidiaries for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

         9.  Termination of Agreement.

         (a) This Agreement may be terminated at any time prior to the Time of
Filing:

                  (i)  by mutual written consent of the parties hereto;

                  (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated within nine months of the date thereof unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

                  (iii) by BNB or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

         10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by BNB and BNB Subsidiaries shall be borne by BNB, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

         11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

         12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

         13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (i) delivered in person, or (ii) shall be mailed by first class registered or certified mail, postage prepaid, or (iii) shall be sent by facsimile, or (iv) shall be sent by reputable overnight courier service addressed as follows:

                  If to Wells Fargo:

                           Wells Fargo & Company
                           Norwest Center
                           MAC N9305-173
                           Sixth and Marquette
                           Minneapolis, Minnesota 55479
                           Attention:  Corporate Secretary

                  If to BNB:

                           John M. Lundsten, President
                           Buffalo National Bancshares, Inc.
                           1804 Hillside Lane
                           Buffalo, Minnesota 55313

                  With a copy to:

                           Kevin J. Costley, Esq.
                           Lindquist and Vennum
                           4200 IDS Center
                           80 South Eighth Street
                           Minneapolis, Minnesota 55402-2205

or to such other address with respect to a party as such party shall notify the other in writing as above provided. Notice shall be effective upon receipt.

         14. Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

         15. Captions. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

         16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

         17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of BNB shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

         18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

         19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO & COMPANY                        BUFFALO NATIONAL BANCSHARES,
                                             INC.


By:  /s/ John E. Ganoe                       By:  /s/ John M. Lundsten
Name:  John E. Ganoe                         Name:  John M. Lundsten
Title:  Executive Vice President             Title:  President

                                                                       EXHIBIT A
                                                                TO AGREEMENT AND
                                                          PLAN OF REORGANIZATION

                          AGREEMENT AND PLAN OF MERGER
                                     Between
                        BUFFALO NATIONAL BANCSHARES, INC.
                             a Minnesota corporation
                           (the surviving corporation)
                                       and
                           WELLS FARGO BNB MERGER CO.
                             a Minnesota corporation
                            (the merged corporation)

         This Agreement and Plan of Merger dated as of August 9, 2000, between BUFFALO NATIONAL BANCSHARES, INC., a Minnesota corporation (hereinafter sometimes called "BNB" and sometimes called the "surviving corporation") and WELLS FARGO BNB MERGER CO., a Minnesota corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

         WHEREAS, Merger Co., a wholly-owned subsidiary of Wells Fargo & Company ("Wells Fargo"), was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Minnesota on August 3, 2000, and said corporation is now a corporation subject to and governed by the provisions of the Minnesota Business Corporation Act. Merger Co. has authorized capital stock of 10,000 shares of common stock having a par value of $50.00 per share ("Merger Co. Common Stock"), of which 20 shares were outstanding and no shares were held in the treasury as of the date hereof; and

         WHEREAS, BNB was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Minnesota on October 10, 1979 and said corporation is now a corporation subject to and governed by the provisions of the Minnesota Business Corporation Act. BNB has authorized capital stock of 1,000,000 shares of Common Stock, par value $50.00 per share ("BNB Common Stock") of which 3,804 shares were outstanding and 62 shares were held in the treasury as of the date hereof; and

         WHEREAS, Wells Fargo & Company and BNB are parties to an Agreement and Plan of Reorganization dated as of May 24, 2000 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

         WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into BNB, with BNB continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Minnesota Business Corporation Act, which statute permits such merger; and

         WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into BNB pursuant to the laws of the State of Minnesota, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into BNB, the mode of carrying said merger into effect, the manner and basis of converting the shares of BNB Common Stock into the right to receive shares of common stock of Wells Fargo of the par value of $1-2/3 per share ("Wells Fargo Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

         FIRST: At the time of merger, Merger Co. shall be merged with and into BNB, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be Buffalo National Bancshares, Inc.

         SECOND: The Articles of Incorporation of BNB shall be amended, immediately upon consummation of the merger, as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

                                     REGISTERED OFFICE
                                     -----------------

                   The address of the registered office of the Corporation is Wells Fargo Center, 17th Floor, MAC# N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479.

         THIRD: The By-Laws of BNB shall be amended, immediately upon consummation of the merger, to delete Article 11 in its entirety and, as so amended, shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

         FOURTH: The number of directors of the surviving corporation shall be three and the persons named below shall become directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

                               James R. Campbell
                                 Ross J. Kari
                               Stanley S. Stroup

         FIFTH: The persons named below shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

                James R. Campbell           President
                Laurel A. Holschuh          Executive Vice President
                Ross J. Kari                Executive Vice President & Treasurer
                Heidi M. Dzieweczynski      Vice President
                Robert F. Goodsell          Vice President
                George W. Fehlhaber         Vice President
                Ginny Wahman Betzer         Vice President
                Les L. Quock                Vice President
                Andres Diaz De Rivera       Vice President
                James E. Hanson             Vice President
                Roger J. Saucerman          Vice President
                James A. Horton             Vice President
                Michael E. Newburg          Vice President
                Robert S. Singley           Vice President & Assistant Secretary
                Diana Lea-Kahle             Secretary
                Rachelle M. Graham          Assistant Secretary
                Margaret M. Weber           Assistant Secretary

         SIXTH: The manner and basis of converting the shares of BNB Common Stock into the right to receive cash or shares of Wells Fargo Common Stock shall be as follows:

         1. Each of the shares of BNB Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into the right to receive the number of shares of Wells Fargo Common Stock determined by dividing 530,729 by the number of shares of BNB Common Stock then outstanding.

         2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of BNB Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Wells Fargo Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of BNB Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for BNB Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock, if any, issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

         3. If between the date of the Reorganization Agreement and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock issuable pursuant to paragraph 1 above will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in the Merger will equal the number of shares of Wells Fargo Common Stock which the holders of shares of BNB Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the time of merger.

         4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange as reported by Bloomberg for each of the five (5) consecutive trading days ending on the day immediately preceding the meeting of shareholders held to vote on the merger.

         5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.

         SEVENTH: The merger provided for by this Agreement shall be effective as follows:

         1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Minnesota; provided, however, that all of the following actions shall have been taken in the following order:

                  a. This Agreement shall be approved and adopted on behalf of Merger Co. and BNB in accordance with the Minnesota Business Corporation Act; and

                  b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Minnesota Business Corporation Act, shall be executed by the President or a Vice President of Merger Co., and by the President or a Vice President of BNB, and shall be filed in the office of the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act.

         2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

         EIGHTH:  At the time of merger:

         1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of BNB shall continue as the surviving corporation.

         2. The merger shall have the other effects prescribed by Section 302A.641 of the Minnesota Business Corporation Act.

         NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

         1. The registered office of the surviving corporation in the State of Minnesota shall be Wells Fargo Center, 17th Floor, MAC# N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479.

         2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of BNB and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

         3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

         4. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Minnesota.

         5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

         6. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Minnesota, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

         IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                                            BUFFALO NATIONAL BANCSHARES, INC.


                                            By:  /s/ John Lundsten
                                                 -------------------------------
                                            Its: President
                                                 -------------------------------


                                            WELLS FARGO BNB MERGER CO.


                                            By:  /s/ Laurel A. Holschuh
                                                 -------------------------------
                                            Its: Vice President
                                                 -------------------------------

                                                                       EXHIBIT B
                                                                TO AGREEMENT AND
                                                          PLAN OF REORGANIZATION


Wells Fargo & Company
Norwest Center
MAC N9305-173
Sixth and Marquette
Minneapolis, MN  55479

Attn:  Corporate Secretary

Ladies and Gentlemen:

         I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Buffalo National Bancshares, Inc., a Minnesota corporation ("BNB").

         Pursuant to an Agreement and Plan of Reorganization, dated as of May 24, 2000, (the "Reorganization Agreement"), between BNB and Wells Fargo & Company, a Delaware corporation ("Wells Fargo") it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into BNB (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, par value $50.00 per share, of BNB ("BNB Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

         I hereby agree as follows:

         I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145,
(b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

         I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

                  "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

         Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

         It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

         I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of BNB Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for BNB.

                                   Sincerely,


                                   ---------------------------------------
                                   Print Name:
                                              ----------------------------

                                   APPENDIX B

                              --------------------


                 MINNESOTA DISSENTERS' APPRAISAL RIGHTS STATUTE

                        MINNESOTA STATUTES ANNOTATED 1997
            CHAPTER 302A. Business Corporations; Shares; Shareholders


302A.471. Rights of dissenting shareholders

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

                  (1) alters or abolishes a preferential right of the shares;

                  (2) created, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                  (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

                  (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

         (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

         (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

         (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

         (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.  Beneficial owners.

         (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

         (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.  Rights not to apply.

         (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

         (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

Subd. 4.  Other rights.

         The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

                        MINNESOTA STATUTES ANNOTATED 1997
            CHAPTER 302A. Business Corporations; Shares; Shareholders


302A.473. Procedures for asserting dissenters' rights.

Subdivision 1.  Definitions.

         (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

         (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

         (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

Subd. 3. Notice of dissent.

         If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares.

         (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

                  (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

                  (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

                  (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

                  (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

         (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.

         (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

                  (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

                  (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

                  (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

         (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivision 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

         (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand.

         If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's owner estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination.

         If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses.

         (a) The Court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

         (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily , vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

         (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

     (a) Exhibits. See Exhibit Index.

     (b) Financial Statement Schedules. Not Applicable.

     (c) Report, Opinion or Appraisal. See Exhibits 5.1 and 8.1

Item 22.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on August 23, 2000.

                                   WELLS FARGO & COMPANY

                                   By:   /s/ Richard M. Kovacevich
                                         -------------------------------------
                                         Richard M. Kovacevich
                                         President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed on August 23, 2000 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich                President and Chief Executive Officer
-------------------------------
     Richard M. Kovacevich               (Principal Executive Officer)

/s/ Ross J. Kari                         Executive Vice President and Chief
-------------------------------
     Ross J. Kari                        Financial Officer
                                         (Principal Financial Officer)

/s/ Les L. Quock                         Senior Vice President and Controller
-------------------------------
     Les L. Quock                        (Principal Accounting Officer)


LES S. BILLER           )       RICHARD D. McCORMICK    )
J.A. BLANCHARD III      )       CYNTHIA H. MILLIGAN     )
MICHAEL R. BOWLIN       )       BENJAMIN F. MONTOYA     )
DAVID A. CHRISTENSEN    )       PHILIP J. QUIGLEY       )
SUSAN E. ENGEL          )       DONALD B. RICE          )
PAUL HAZEN              )       JUDITH M. RUNSTAD       )      A majority of
ROBERT L. JOSS          )       SUSAN G. SWENSON        )      the Board of
REATHA CLARK KING       )       CHANG-LIN TIEN          )      Directors*
RICHARD M. KOVACEVICH   )       MICHAEL W. WRIGHT       )


-----------------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                         /s/ Richard M. Kovacevich
                                         -------------------------------------
                                             Richard M. Kovacevich
                                             Attorney-in-Fact

                                INDEX TO EXHIBITS

      Exhibit
       Number                            Description
       ------                            -----------

        2.1 Agreement and Plan of Reorganization, dated as of May 24, 2000, by and between Buffalo National Bancshares, Inc. and Wells Fargo & Company, and a related Agreement and Plan of Merger, included as Appendix A to the accompanying proxy statement-prospectus.

        3.1 Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993. Certificates of Amendment of Certificate of Incorporation, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated July 3, 1995 (authorizing preference stock), and Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (changing the Registrant's name and increasing authorized common and preferred stock, respectively).

        3.2 Certificate of Change of Location of Registered Office and Change of Registered Agent, incorporated by reference to
                    Exhibit 3(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

        3.3 Certificate of Designations for the Registrant's ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

        3.4 Certificate of Designations for the Registrant's 1995 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

        3.5 Certificate Eliminating the Certificate of Designations for the Registrant's Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated November 1, 1995.

        3.6 Certificate Eliminating the Certificate of Designations for the Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 20, 1996.

        3.7 Certificate of Designations for the Registrant's 1996 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26, 1996.

      Exhibit
       Number                            Description
       ------                            -----------

        3.8 Certificate of Designations for the Registrant's 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.

        3.9 Certificate of Designations for the Registrant's 1998 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.

        3.10 Certificate of Designations for the Registrant's Adjustable Cumulative Preferred Stock, Series B, incorporated by reference to Exhibit 3(j) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

        3.11 Certificate of Designations for the Registrant's Fixed/Adjustable Rate Noncumulative Preferred Stock, Series H, incorporated by reference to Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

        3.12 Certificate of Designations for the Registrant's Series C Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(l) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

        3.13 Certificate Eliminating the Certificate of Designations for the Registrant's Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated April 21, 1999.

        3.14 Certificate of Designations for the Registrant's 1999 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated April 21, 1999.

        3.15 Certificate of Designations for the Registrant's 2000 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(o) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

        3.16 By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

        4.1         See Exhibits 3.1 through 3.16.

      Exhibit
       Number                            Description
       ------                            -----------

        4.2 Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A dated October 21, 1998.

        5.1 Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).*

        8.1 Opinion of Lindquist & Vennum P.L.L.P. regarding certain tax matters.

        23.1        Consent of Stanley S. Stroup (included in Exhibit 5.1)

        23.2 Consent of KPMG LLP relating to the audited financial statements of Wells Fargo & Company.

        23.3        Consent of Lindquist & Vennum P.L.L.P.


        24.1        Powers of Attorney.*

        99.1 Form of proxy for special meeting of shareholders of Buffalo National Bancshares, Inc.*




-------------

*Previously filed.